UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Crown Holdings, Inc.

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 Crown Holdings, Inc.

770 Township Line Road

Yardley, Pennsylvania 19067

________________________

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the “Company”) will be held at the Company’s Corporate Headquarters located at 770 Township Line Road, Yardley, Pennsylvania on the 23rd day of April 2020 at 9:30 a.m. local time to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2020; to vote on an advisory resolution to approve executive compensation for the Named Executive Officers as disclosed in this Proxy Statement (the “Say-on-Pay” vote); if properly presented, to consider and act upon a Shareholder proposal; and to transact such other business as may properly come before the Annual Meeting.

Only Shareholders of Common Stock of record as of the close of business on March 3, 2020 will be entitled to vote.

By Order of the Board of Directors

ADAM J. DICKSTEIN
Corporate Secretary

Yardley, Pennsylvania

March 16, 2020

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 23, 2020:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders are available at

https://www.crowncork.com/investors/proxy-online

TABLE OF CONTENTS

2020 Proxy Statement Summary	1

Questions & Answers about the 2020 Annual Meeting	13

Proposal 1: Election of Directors	19

Director Compensation	23

Common Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers	25

Corporate Governance	27

Compensation Discussion and Analysis	31

2019 Say-On-Pay Vote Results	31
At-Risk Compensation	32
Pay-for-Performance Alignment - Performance-Based Shares	33
Role of the Compensation Committee	33
Compensation Philosophy and Objectives	33
Committee Process	34
Role of Executive Officers in Compensation Decisions	35
Executive Compensation Consultant	35
Use of Benchmarking	35
Peer Group Composition	35
Compensation Strategy for CEO	36
Compensation Strategy for NEOs other than the CEO	37
Components of Compensation	37
Base Salary	37
Annual Incentive Bonus	38
Long-Term Equity Incentives	41
Retirement Benefits	44
Perquisites	45
Severance	45
Tax Deductibility of Executive Compensation	46

Compensation Committee Report	47

Executive Compensation	49
Summary Compensation Table	49
Grants of Plan-Based Awards	51
Outstanding Equity Awards at Fiscal Year-End	53
Option Exercises and Stock Vested	55
Pension Benefits	56
Employment Agreements and Potential Payments upon Termination	57
Pay Ratio Disclosure	60

Principal Accountant Fees and Services	61

Audit Committee Report	62

Proposal 2: Ratification of Appointment of Independent Auditors	63

Proposal 3: Advisory Vote to Approve Executive Compensation	64

Proposal 4: Shareholder Proposal	65

Other Matters	68

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2020 PROXY STATEMENT SUMMARY

This is a summary only and does not contain all of the information that you should consider. We urge you to carefully read the entire Proxy Statement before voting.

Crown Holdings, Inc. - 2020 Annual Meeting

Time and Date:	9:30 a.m. local time, April 23, 2020

Place:	770 Township Line Road
Yardley, Pennsylvania

Record Date:	March 3, 2020. Only Shareholders of record of the Company’s Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

2020 Annual Meeting Proposals

Agenda Item	Board Recommendation	Page
1. Election of Directors	FOR EACH DIRECTOR NOMINEE	19
2. Ratification of appointment of Independent Auditors	FOR	63
3. Advisory vote to approve executive compensation	FOR	64
4. Shareholder proposal reqesting the Board of Directors to adopt a policy for an independent Board Chairman	AGAINST	65

How to Cast Your Vote

You can vote by any of the following methods:

Internet	Phone	Mail	In Person

www.proxypush.com/cck Deadline for voting online is 11:59 p.m. (CT) on April 22, 2020.	1-866-883-3382 Deadline for voting by phone is 11:59 p.m. (CT) on April 22, 2020.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your proxy card must be received before the Annual Meeting.	For instructions on attending the Annual Meeting, please see “Questions & Answers about the 2020 Annual Meeting” on page 13.

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Proposal 1: Election of Directors

There are twelve nominees for election to the Board of Directors. This year’s Board nominees include three new directors – Richard Fearon, Stephen Hagge and B. Craig Owens. Five of the Company’s independent Directors have joined the Board in the last four years as a result of a Board refreshment process where Director candidates were identified through Board, Shareholder and third-party search firm input. Our Board refreshment strategy has further strengthened and diversified the skills and experiences of the Board. Each director nominee is listed below, and you can find additional information about each nominee under Proposal 1: Election of Directors, beginning on page 19.

		Director		Committee Memberships
Name and Primary Occupation	Age	Since	Independent	A	C	NCG	E
John W. Conway Chairman of the Board of the Company	74	1997	Yes				Chair
Timothy J. Donahue President and Chief Executive Officer of the Company	57	2015	No				✓
Richard H. Fearon Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation	63	2019	Yes
Andrea J. Funk VP Finance, Americas of EnerSys	50	2017	Yes	✓	✓
Stephen J. Hagge Former President and Chief Executive Officer of AptarGroup	68	2019	Yes		✓
Rose Lee President of DuPont Safety & Construction	54	2016	Yes	✓		✓
James H. Miller Former Chairman and Chief Executive Officer of PPL Corporation	71	2010	Yes		✓	Chair	✓
Josef M. Müller Former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	72	2011	Yes	✓	✓
B. Craig Owens Former Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company	65	2019	Yes
Caesar F. Sweitzer Former Senior Advisor and Managing Director of Citigroup Global Markets	69	2014	Yes	Chair		✓	✓
Jim L. Turner Chief Executive Officer of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group	74	2005	Yes		Chair	✓	✓
William S. Urkiel Former Senior Vice President and Chief Financial Officer of IKON Office Solutions	74	2004	Yes	✓		✓

A: Audit Committee   C: Compensation Committee   NCG: Nominating and Corporate Governance Committee   E: Executive Committee

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Director Tenure
Less than 6 years	6 – 10 years	More than 10 years

The twelve Director nominees standing for reelection to the Board have diverse backgrounds, skills and experiences. We believe their varied backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team.

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Governance Best Practices

The Board of Directors is committed to implementing and maintaining strong corporate governance practices. The Board continually adopts emerging best practices in governance that enhance the effectiveness of the Board and our management and that serve the best interests of the Company’s Shareholders. The Corporate Governance section beginning on page 27 describes our governance framework. We call your attention to the following best practices.

✓ Annual election of all Directors

✓ Resignation policy applicable to Directors who do not receive a majority of votes cast in uncontested elections

✓ Mandatory retirement policy for Directors

✓ Proxy access

✓ Annual Shareholder engagement

✓ Overboarding limits

✓ Robust Board refreshment with five new independent Directors joining the Board in the last four years

✓ 11of 12 Directors independent – all key committees consisting solely of independent Directors

✓ Independent Lead Director with broad authority

✓ Executive sessions of independent Directors held regularly

✓ Annual review of Committee charters and Corporate Governance Guidelines

✓ Robust stock ownership guidelines for Directors and Named Executive Officers

✓ Prohibition on all pledging and hedging of the Company’s stock by Directors, Officers and other insiders

✓ Annual advisory vote on executive compensation

✓ Code of Business Conduct and Ethics that applies to Directors and employees

✓ No supermajority voting requirement to amend By-Laws

✓ No poison pill

✓ Oversight of sustainability/ESG assigned to Nominating and Corporate Governance Committee

✓ Active outreach and engagement with Shareholders throughout the year

Shareholder Engagement

The Company has developed a multi-platform Shareholder engagement program that results in active dialogue with both current and prospective Shareholders all over the world. Major elements of the program include individual or group investor meetings, scheduled teleconferences, participation in sponsored institutional investor conferences and investor visits to Company manufacturing or administrative facilities.  Subjects of discussion at these events include long-term strategy, historical and pro-forma financial information, recent and pending acquisitions, major trends and issues affecting the Company’s businesses, industry dynamics, executive compensation, sustainability and corporate governance, among other matters. In addition, since the November 2019 announcement of our ongoing Board-led review of our portfolio and capital allocation/return and our continuing Board refreshment process, our Shareholder engagement has included the receipt of shareholder perspectives on our businesses and capital allocation as well as our Board composition. During last year’s engagement cycle we estimate that we had personal contact with investors owning well over 50% of the Company’s outstanding shares.

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Sustainability – Environmental and Social Responsibility

Sustainability is integral to the Company’s business strategy. The Company’s Nominating and Corporate Governance Committee has oversight of the Company’s sustainability efforts pursuant to its Committee charter. We manage our business with ESG as an important operational consideration and with a relentless focus on safety, innovation and efficiency – both in our manufacturing processes and our use of resources. That discipline has enabled us to reduce our overall energy consumption and greenhouse gas emissions, even as demand for our metal packaging products has continued to increase and we have grown our global footprint to best support our regional and international customers. In 2020, we will expand our conservation efforts to water usage. Our focus on sustainability is aided by the strong recyclability credentials of aluminum and steel, our primary raw materials for metal packaging that can be infinitely recycled with no loss of physical properties. These natural elements maintain their properties forever, making metal a key contributor to the circular economy. This constant reuse into new containers or other metal products saves raw materials and energy and reduces CO2 emissions. Most of the products made by our Transit Packaging Division use a high-degree of recycled content and many use 100% recycled content.

The Company issued its most recent biennial Sustainability Report in February 2020. The report uses the Global Reporting Initiative’s G4 guidelines and is available in full at https://sustainability.crowncork.com/.

Some highlights from our recent sustainability results are as follows:1

•	We participate in the climate change program of CDP (formerly known as the Carbon Disclosure Project) to further increase transparency with customers and other important stakeholders. Our last three annual submissions have received high rankings, placing us in the “Leadership” and “Management” tiers. Crown consistently scores as one of the highest companies in the packaging sector.
•	The Company expects to report under the SASB methodology in its next Sustainability Report, which will be published in early 2021.
•	We established a goal to reduce energy consumption by 5% per billion standard units of production (our unit of measure for metal packaging defined in the report) from 2015 levels by the end of 2020. As of December 31, 2018, we have exceeded this goal, reducing energy consumption by 6.23% per billion standard units for metal packaging.
•	We established a goal to reduce Scope 1 and Scope 2 greenhouse gas emissions by 10% per billion standard units of production from 2015 levels by the end of 2020. As of December 31, 2018, we are 94% of the way towards achieving this goal, with greenhouse gas emissions reduced by 9.43% per billion standard units. Absolute emissions have decreased by 1.7% even as production has increased by 8.4%.

1 We continue actively working to integrate our new Transit Packaging Division, which has a much more diverse set of product offerings and manufacturing formats than our metal packaging business, into our sustainability measurement methodology.  The data above do not include Transit Packaging.  Nevertheless, we note that a large percentage of the products sold by the Transit Packaging Division are made from recycled materials and that the Transit Packaging Division recycles millions of pounds of material to manufacture its products.

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•	During the reporting period, the Company won numerous awards in multiple U.S. states and in all three of our global geographic divisions in areas such as safety, recycling, pollution prevention and green manufacturing.

Since the date of our last proxy statement, the Company has taken many additional steps in our sustainability efforts, including the following:

•	We signed one of the largest non-investment grade “sustainability-linked loans” in history. The interest rate on the Company’s revolving credit facility will increase or decrease, in part, based on the annual environmental, social and governance scores received by the Company from one of the major third-party sustainability ratings agencies.

•	We announced plans to reduce water usage in our global operations by 20% from 2019 levels by the end of 2025. These efforts will decrease the Company’s water usage by over 500 million gallons annually.

•	We joined RE100, pledging a total transition to 100% renewable electricity by 2050.

•	We committed to the Science-Based Targets Initiative, which requires the Company to set specific goals for reducing GHG emissions. These targets, which will be announced in 2020, will align with global temperature limits set by the Paris Agreement of 2015.

•	We created the new corporate-level position of Vice President – Global Sustainability and have centralized management oversight of our corporate-level efforts under this office.

•	We created Sustainability Steering Committees at the corporate and divisional levels to drive the Company’s sustainability agenda. These committees are led by our sustainability team and staffed by senior executives from areas such as operations, EHS, human resources, sourcing, corporate technologies, risk management, investor relations and legal.

•	We launched our new Supplier Code of Conduct, available at https://www.crowncork.com/investors/corporate-governance/supplier-code-conduct, to ensure alignment of supplier conduct with the Company’s core values.

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Proposal 2 – Ratification of Appointment of Independent Auditors

As a matter of good corporate governance, we are asking you to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2020. The following table summarizes the fees PwC billed to the Company for 2019.

Audit Fees	Audit-Related Fees	Tax Compliance Fees	Tax Advisory Services Fees	All Other Fees
$10,148,000	$714,000	$388,000	$1,307,000	$40,000

Additional information in the section titled “Principal Accountant Fees and Services” and the Audit Committee Report may be found on pages 61 and 62.

Proposal 3 – Advisory Vote to Approve Executive Compensation

At the 2019 Annual Meeting, the say-on-pay resolution with respect to Named Executive Officer (“NEO”) compensation received a favorable vote of over 97%. Accordingly, the general approach to the compensation of the NEOs, including the Chief Executive Officer (“CEO”), remained largely unchanged. See Compensation and Discussion Analysis (“CD&A”) that begins on page 31. Below is a summary of the CEO’s compensation for 2017, 2018 and 2019. Compensation of Mr. Donahue and the other NEOs is more fully described in the Summary Compensation Table on page 49.

Name and Position	Year	Salary	Grant Date Projected Value of Unvested Restricted Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total Realizable Compensation(1)	Total Actual Realized Compensation(2)
Timothy Donahue President and Chief Executive Officer	2019	$1,155,000	$6,005,970	$1,711,710	$4,056,957	$1,081,053	$14,010,690	$9,598,445
	2018	1,100,000	5,720,055	1,735,800	1,183,618	77,268	9,816,741	5,498,602
	2017	1,000,000	5,200,004	2,295,600	2,810,148	634,208	11,939,960	8,500,616

(1)	Sum of the previous five columns.
(2)	Total Actual Realized Compensation is computed by subtracting, from Total Realizable Compensation, the Grant Date Projected Value of Unvested Restricted Stock Awards (because all or part of those awards may never vest in the future) and then adding the value of Company stock previously granted under the Company’s long-term incentive compensation plan that actually vested in the relevant year, computed at the market value at the date of vesting, which was $1,593,725 for shares vesting in 2019, $1,401,916 for shares vesting in 2018 and $1,760,660 for shares vesting in 2017. All performance-based shares were forfeited in 2019 and 2018; and 34% of performance-based shares were forfeited in 2017. The restricted shares vesting in 2017 and 2018 were from grants made to Mr. Donahue before he was named the Company’s Chief Executive Officer.

It is important to note that interest rates continue to be at historic lows, which inflate the lump-sum present value of the Change in Pension Value calculation for all our NEOs. Not all of the pension benefits payable to our NEOs will be paid in a lump sum. Future increases in interest rates could cause a significant reduction in the lump-sum value of such benefits.

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Pay for Performance Alignment – Forfeiture of Performance-Based Shares

The Company has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in Shareholder value. Two-thirds of our NEOs’ share awards are performance-based, and vesting of shares granted before 2017 and vesting through 2019 had been based on the Company’s relative total shareholder return (“TSR”) against a peer group. Beginning with 2017 grants, which vested in early 2020, vesting is based on two performance metrics: TSR and the Company’s return on invested capital (“ROIC”).

Based on the Company’s TSR under-performance versus its peer group for the measurement periods related to the vesting of performance-based shares in the last three years, the Company’s NEOs, including the CEO, forfeited 100% of the performance-based shares scheduled to vest in 2018 and 2019 and 34% of the performance-based shares vesting in 2017, resulting in the lower Total Actual Realized Compensation set forth in the table above. This performance-based vesting history illustrates a strong pay-for-performance alignment.

8

Elements of Total Direct Compensation

The allocation of 2019 total direct compensation for our CEO and for our other NEOs among the various components of compensation is set forth in the following charts that highlight the Company’s emphasis on “at risk” and equity-based compensation.

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Executive Compensation Best Practices

WHAT WE DO
✓	Benchmark our NEOs’ total direct compensation at the 50th percentile of our peer group
✓	Review pay and performance alignment
✓	Provide a majority of the direct compensation paid to our NEOs in performance-based compensation
✓	Allocate two-thirds of compensation under the Company’s long-term incentive plan to performance-based share awards and one-third to time-based share awards
✓	Vest performance-based shares on the basis of two metrics (total shareholder return and return on invested capital)
✓	Base payouts under the Company’s Annual Incentive Bonus Plan on the achievement of specified levels of economic profit and modified operating cash flow
✓	Maintain stock ownership and holding period requirements for our NEOs
✓	“Clawback” non-equity incentive bonus payments from NEOs in the event of certain acts of misconduct
✓	Engage an independent compensation consultant for our Compensation Committee
✓	Annually review the independence of the compensation consultant retained by the Compensation Committee
✓	Utilize tally sheets to review total compensation, compensation mix, internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits
✓	Hold annual Say-on-Pay votes
WHAT WE DON’T DO
✗	Allow carry-forward or banking of economic profit achievement in our Annual Incentive Bonus Plan
✗	Use subjective individual qualitative factors in determining executives’ annual bonuses
✗	Include tax gross-up provisions in any new or revised executive employment agreements
✗	Provide excessive perquisites
✗	Permit any form of hedging or pledging of Company stock

Please read the CD&A, beginning on page 31, for a more detailed description of the Company’s executive compensation program.

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Proposal 4 - Shareholder Proposal

For the second consecutive year, Mr. John Chevedden has advised he intends to submit a Shareholder proposal requesting the Board of Directors to adopt a policy for an independent Board Chairman.

The Board has carefully considered this Shareholder proposal and believes that it is unnecessary and potentially detrimental to the Company and its Shareholders. Accordingly, the Board recommends a vote AGAINST Proposal 4.

The Company has both an independent Chairman of the Board and an Independent Lead Director. Eleven of the Company’s twelve Directors, including the Company’s non-executive Chairman of the Board, qualify as independent under the listing standards of the New York Stock Exchange. As part of the Company’s Board refreshment process, in the last year, three new independent Directors joined the Board, and a new Independent Lead Director and two new Committee chairs were elected.

The Board believes that it is important to maintain the flexibility to establish a leadership structure that best serves the interests of the Company and its Shareholders as circumstances evolve. Additional information may be found under “Proposal 4 – Shareholder Proposal” on page 65.

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QUESTIONS & ANSWERS ABOUT THE 2020 ANNUAL MEETING

Why am I receiving these materials?

The Company is providing you this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report for the year ended December 31, 2019, containing audited financial statements, in connection with our Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting. The Meeting will be held on April 23, 2020 at 9:30 a.m. local time at the Company’s Corporate Headquarters located at 770 Township Line Road, Yardley, Pennsylvania. As a Shareholder of the Company, you are cordially invited to attend the Annual Meeting and are entitled and requested to vote on the matters described in this Proxy Statement. The accompanying Proxy is solicited on behalf of the Board of Directors of the Company. We are mailing this Proxy Statement and the accompanying Proxy Card and Annual Report to our Shareholders on or about March 16, 2020.

What is a Proxy?

A Proxy is your legal designation of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is called a Proxy Holder. On the Proxy Card you will find the names of the persons designated by the Company to act as Proxy Holders to vote your shares at the Annual Meeting. The Board is asking you to allow any of the persons named as Proxy Holders on the Proxy Card (all of whom are Officers of the Company) to vote your shares at the Annual Meeting. The Proxy Holders must vote your shares in the manner you instruct.

Who is entitled to vote?

Only Shareholders as of the close of business on March 3, 2020 (“Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each Shareholder has one vote per share on all matters to be voted on. As of the Record Date, there were 135,696,867 shares of Common Stock outstanding.

What is the difference between a “record owner” and a “beneficial owner”?

Record Owners: If your shares are registered directly in your name with EQ Shareowner Services, the Company’s stock transfer agent, you are considered the “Shareholder of record” or “record owner” with respect to those shares. You vote your shares directly and may vote in-person at the Annual Meeting with no prior authorizations required.

Beneficial Owners: If your shares are held in an account at a brokerage firm, bank or trust as custodian on your behalf, you are considered the “beneficial owner” of those shares. Your shares are registered on the Company’s books in the name of the brokerage firm, bank or trust, or its nominee. Shares held in this manner are commonly referred to as being held in “street name.” As the beneficial owner of the shares, you have the right to direct your broker, bank or trustee how to vote your shares by using the vote instruction card sent to you along with this Proxy Statement. You also are invited to attend the Annual Meeting. However, because a beneficial owner is not the Shareholder of record, you may not vote these shares in person at the Annual Meeting, or participate in the Annual Meeting, unless you obtain a legal proxy from the broker, bank or trust who is the Shareholder of record, or holds a legal proxy from the Shareholder of record, giving you the right to vote the shares at the Annual Meeting.

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What proposals will be voted on at the Annual Meeting?

Shareholders will vote on four proposals at the Annual Meeting:

•	the election of Directors
•	the ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2020
•	an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement (the “Say-on-Pay” vote)
•	if properly presented, a Shareholder proposal requesting the Board to adopt a policy for an independent Board Chairman

The Company also will consider any other business that properly comes before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for election to the Board
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2020
•	“FOR” the advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement
•	“AGAINST” the Shareholder proposal

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a Proxy to the Proxy Holders named on the Proxy Card, they will have the discretion to vote your shares in their best judgment with respect to any additional matters properly brought before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws. Also, if for any reason any of our nominees are not available as candidates for Director, the Proxy Holders will vote the Proxies for any other candidate or candidates who may be nominated by the Board.

How do I vote my shares?

You may vote your shares by Proxy or in person. You may vote by Proxy by:

•	the Internet, at the web address provided on page 1 of this Proxy Statement or on your Proxy Card or vote instruction card; or
•	telephone, using the toll-free number listed on page 1 of this Proxy Statement or on your Proxy Card or vote instruction card; or
•	mail, by marking, signing, dating and mailing your Proxy Card or vote instruction card and returning it in the envelope provided. If you return your signed Proxy Card or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR Proposals 1 through 3 and AGAINST Proposal 4; or
•	in person, with no prior authorization, if you are a record owner; or
•	in person, with a legal proxy from the brokerage firm, bank or trust that holds your shares in street name, if you are a beneficial owner.

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The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Central Time, April 22, 2020.

Will my shares be voted if I do not provide my Proxy?

It depends on whether you are a record owner or beneficial owner. If you are a record owner, your shares will NOT be voted unless you provide a Proxy or vote in person at the Annual Meeting. For beneficial owners who hold shares in street name through brokerage firms, those firms generally have the authority to vote their clients’ unvoted shares in their discretion on certain routine matters. For example, if you are a beneficial owner and you do not provide voting instructions, your brokerage firm may vote your shares with respect to the ratification of the appointment of independent auditors (Proposal 2), as this matter is considered routine under the applicable New York Stock Exchange (“NYSE”) rules. All other matters to be voted on at this year’s Annual Meeting are not considered routine, and your broker cannot vote your shares on those non-routine matters without your instruction (“broker non-votes”).

Beneficial Owners: The Company urges you to instruct your broker, bank or trust on how to vote your shares.

What constitutes a quorum?

The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business at the Annual Meeting. WITHHOLD votes with respect to Director nominees and abstain votes will be counted in determining the presence of a quorum as well as shares subject to broker non-votes if the broker votes the shares on a routine matter, such as the ratification of the appointment of the Company’s independent auditors (Proposal 2). Under Pennsylvania law and the Company’s By-Laws, ABSTAIN votes and broker non-votes are not considered to be “votes cast” and, therefore, although they will be counted for purposes of determining a quorum, they will not be given effect either as FOR or WITHHOLD / AGAINST votes.

What vote is needed for the election of Directors, and what is the policy with respect to the resignation of Directors who do not receive a majority of the votes?

With regard to Proposal 1, Shareholders may vote FOR or WITHHOLD with respect to the election of Directors. Directors are elected by a plurality of the votes cast, in person or by Proxy, subject to the Company’s By-Law provision described below. The Company’s By-Laws set forth the procedures if a Director nominee does not receive at least a majority of votes cast in an uncontested election of Directors where a quorum is present. In an uncontested election, an incumbent Director nominee who receives the support of less than a majority of the votes cast at an Annual Meeting, although deemed to have been elected to the Board by plurality vote, must promptly tender his or her resignation to the Board. In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board by plurality vote and to have immediately resigned.

For this purpose, “majority of votes cast” means the number of shares voted FOR a Director’s election exceeds 50% of the total number of votes cast with respect to the Director’s election. “Votes cast” includes only FOR and WITHHOLD votes. Under Pennsylvania law and the Company’s By-Laws, broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as FOR or WITHHOLD votes in the context of Proposal 1.

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The Nominating and Corporate Governance Committee will evaluate the tendered resignation of an incumbent Director who does not receive a majority vote in an uncontested election and make a recommendation to the Board as to whether the resignation should be accepted. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of certification of election results. If the Board does not accept the incumbent’s resignation, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until such Director’s earlier death, resignation or removal. If the Board accepts the Director’s resignation, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to the Company’s By-Laws. To be eligible to stand for election, each nominee who agrees to be nominated must agree in writing to be bound by the By-Law resignation provisions in the event the nominee does not receive a majority of the votes cast in an uncontested election.

What vote is needed to approve all other proposals?

Proposals 2, 3 and 4 require a FOR vote of a majority of the votes cast, in person or by Proxy, in order to be approved.

ABSTAIN votes and broker non-votes will not be considered as votes cast and will have no effect on the outcome of the votes on these proposals.

Can I change or revoke my vote after I have delivered my Proxy?

Yes. If you are a record owner, prior to the Annual Meeting you may change your vote by submitting a later-dated Proxy in one of the manners authorized and described in this Proxy Statement (by Proxy Card, via the Internet or by telephone). You also may give a written notice of revocation to the Company’s Corporate Secretary, so long as it is delivered to the Corporate Secretary at the Company’s principal executive offices prior to the beginning of the Annual Meeting, or given to the Corporate Secretary at the Annual Meeting prior to the time your Proxy is voted at the Annual Meeting.You also may revoke any Proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot. If you are a beneficial owner, please follow the instructions provided by your broker, bank or trust as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only Company employees and Shareholders as of the March 3, 2020 Record Date may attend the Annual Meeting. Record owners may attend without any prior authorization. If you are a beneficial owner, to be admitted to the Annual Meeting you will need proof of beneficial ownership satisfactory to the Company in the form of a statement from the brokerage firm, bank or trust or a legal proxy from that institution showing you as a beneficial owner of Company shares or as the sole legal proxy of a beneficial owner. All Annual Meeting attendees may be asked to present valid, government-issued photo identification, such as a driver’s license or passport, before entering the Annual Meeting. Attendees will be subject to security inspections and will be required to comply with other security and procedural measures in place at the Annual Meeting. Representatives of the Company will be at the entrance to the Annual Meeting, and these representatives will be authorized on the Company’s behalf to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the Annual Meeting.

Where can I find voting results of the Annual Meeting?

The Company will announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K or Form 10-Q filed with the Securities and Exchange Commission (“SEC”) within four business days after the date of the Annual Meeting.

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Who conducts the Proxy solicitation, and how much will it cost?

The Company has engaged D.F. King to assist in the solicitation of Proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation. Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, internet or facsimile or in person without any extra compensation. The Company bears the cost of soliciting Proxies.

What is the deadline for proposals for consideration or for nominations of individuals to serve as Directors at the 2021 Annual Meeting of Shareholders?

Proposals to be Considered for Inclusion in the Company’s Proxy Materials:

In order to be considered for inclusion in the Proxy Statement for the Company’s 2021 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at that meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail – Return Receipt Requested, by the Office of the Corporate Secretary, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067 not later than November 16, 2020.

Director Nominations for Inclusion in the Company’s Proxy Materials (Proxy Access):

Under certain circumstances, Shareholders may submit nominations for Directors for inclusion in the Company’s proxy materials by complying with the proxy access requirements in the Company’s By-Laws, which require nominations to be submitted in writing, via Certified Mail – Return Receipt Requested, and received at the above address not before October 17, 2020 nor after November 16, 2020.

Other Business and Director Nominations to Be Brought Before the 2021 Annual Meeting of Shareholders:

The Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given to the Company and who is entitled to vote at an annual meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Corporate Secretary must be delivered or mailed, via Certified Mail – Return Receipt Requested, and received at the above address not before October 17, 2020 nor after November 16, 2020. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Corporate Secretary.

How can I access the Proxy materials over the Internet?

The Company has made available copies of the following materials at the Company’s website at:

https://www.crowncork.com/investors/proxy-online

•	this Proxy Statement
•	the Proxy Card relating to the Annual Meeting of Shareholders
•	the Annual Report to Shareholders

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card and the Annual Report to Shareholders, is not part of the Proxy soliciting materials.

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Whom should I contact to obtain a copy of the Annual Report on Form 10-K?

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the SEC on February 28, 2020. A copy of the Company’s Annual Report on Form 10-K was included as part of the Annual Report to Shareholders that you received along with the proxy materials. Any Shareholder can obtain a copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, without charge. Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067 or you may call toll free 888-400-7789. Copies in electronic format of the Company’s Annual Report and filings with the SEC are available at the Company’s website at www.crowncork.com in the “For Investors” section.

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PROPOSAL 1: ELECTION OF DIRECTORS

The Proxy Holders shall vote the shares with respect to the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the Proxy Holders will vote with respect to the remaining nominees and others who may be nominated by the Board of Directors.

Messrs. Hans Löliger and William Little, members of the Board of Directors of the Company since 2001 and 2003, respectively, are retiring as Directors and are not standing for re-election to the Company’s Board of Directors at the Annual Meeting.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors. The Board of Directors has fixed the number of Directors at 12. It is intended that the Proxies will be voted for the election of the 12 nominees named below as Directors, and no more than 12 will be nominated by the Board. If all 12 director nominees are elected, the Board of Directors will consist of 12 Directors, 11 of whom, representing 92% of the Board, will be “independent” as defined in the NYSE listing standards.

The Board is committed to regular review of the Board’s composition to ensure that the Board continues to have the right mix of skills, background and tenure. This year’s Board nominees include three new directors – Richard Fearon, Stephen Hagge and B. Craig Owens. Five of the Company’s independent Directors have joined the Board in the last four years as a result of a Board refreshment process where Director candidates were identified through Board, Shareholder and third-party search firm input. Our ongoing Board refreshment strategy has further strengthened and diversified the skills and experiences of the Board. The Board believes that the collective combination of backgrounds, skills and experiences of its members has produced a Board that is well-equipped to exercise oversight responsibilities for the Company’s Shareholders and to help guide the Company to achieve its long-term strategic objectives.

Under the Company’s Corporate Governance Guidelines, no Director will commence a term of Board service if the Director is over 75 years old unless the Board determines that an additional term of Board service would be in the best interests of the Company.

The names of the nominees and information concerning them and their associations as of March 3, 2020, as furnished by the nominees, follow. The principal occupations and the directorships stated include the nominees’ occupations and directorships with any U.S. publicly traded companies or registered investment companies during the last five years.

The Board of Directors Recommends that Shareholders Vote FOR Election of Each of the Nominees Named Below.

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Name	Age	Principal Occupation	Year Became Director
John W. Conway (a)	74	Chairman of the Board and former Chief Executive Officer of the Company; also a Director of PPL Corporation	1997
Timothy J. Donahue (a)	57	President and Chief Executive Officer of the Company	2015
Richard H. Fearon	63	Vice Chairman and Chief Financial and Planning Officer and Director of Eaton Corporation; also a Director of PolyOne Corporation	2019
Andrea J. Funk (b) (c)	50	VP Finance, Americas of EnerSys; former Chief Executive Officer of Cambridge-Lee Industries; former Director of Destination Maternity Corporation	2017
Stephen J. Hagge (c)	68	Former President, Chief Executive Officer and Director of AptarGroup; also a Director of CF Industries Holdings	2019
Rose Lee (b) (d)	54	President of DuPont Safety & Construction	2016
James H. Miller (a) (c) (d)	71	Former Chairman and Chief Executive Officer of PPL Corporation; also a Director of AES Corporation and McDermott International; former Director of Rayonier Advanced Materials	2010
Josef M. Müller (b) (c)	72	Former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011
B. Craig Owens	65	Former Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company; also a Director of AptarGroup, Dean Foods and J.C. Penney Company; former director of Pall Corporation	2019
Caesar F. Sweitzer (a) (b) (d)	69	Former Senior Advisor and Managing Director of Citigroup Global Markets	2014
Jim L. Turner (a) (c) (d)	74	Chief Executive Officer of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also Chairman of Dean Foods and a Director of Comstock Resources	2005
William S. Urkiel (b) (d)	74	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; former Director of Roadrunner Transportation Systems	2004
(a) Member of the Executive Committee		(c) Member of the Compensation Committee
(b) Member of the Audit Committee		(d) Member of the Nominating and Corporate Governance Committee

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The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending candidates to the Board as Director nominees. The Board desires a diverse membership, including with respect to race, gender, nationality and ethnicity as well as professional background and geographic and industry experience. The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications, perspectives, talents, education and skills as well as each potential nominee’s ability to contribute to the Board and to enhance the Board’s decision-making process. Independence is a key factor when considering the Director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process. For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.” The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board and is independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company’s Shareholders as a whole. In addition, each of the nominees has exhibited the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way.

The Board believes, moreover, that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas. These areas include organizational leadership; public company board service; manufacturing; finance; management in the packaging, food and beverage sectors and other relevant industries; and international business and markets. The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

John Conway. Mr. Conway, the Company’s independent non-executive Chairman of the Board, served as the CEO of the Company for over 15 years until his retirement at year-end 2015, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for over 40 years. He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business. Mr. Conway also serves as Lead Director of another NYSE-listed company.

Timothy Donahue. Mr. Donahue assumed the position of CEO of the Company in 2016. He has served as a member of the Board since 2015 and in other executive positions with the Company for over 29 years. He brings to the Board intimate understanding of the operations and finances of the Company from his prior experience as the Company’s Chief Operating Officer and Chief Financial Officer.

Richard Fearon. Mr. Fearon’s experience as a CFO of an NYSE-listed global, diversified manufacturing company brings to the Board comprehensive knowledge of financial accounting and extensive experience in financial reporting, corporate finance and capital markets, corporate development, risk management and investor relations. In addition, his service as a Lead Director of an NYSE-listed global provider of specialized polymers also provides significant governance experience.

Andrea Funk. Ms. Funk’s experience as VP Finance of the American division of an NYSE-listed international manufacturing company and as former CEO and CFO of an international manufacturing and distribution business brings to the Board significant expertise in the areas of finance, operations and strategy. This, along with Ms. Funk’s prior experience in public accounting, enhance her contributions to the Audit Committee and qualifies her as an “audit committee financial expert” within the meaning of SEC regulations.

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Stephen Hagge. Mr. Hagge brings to the Board substantial leadership and management experience in public company governance, operations, international business, strategic initiatives and risk management from his role as former CEO, CFO and COO of an NYSE-listed global packaging manufacturer. Mr. Hagge also serves as a director of another NYSE-listed company.

Rose Lee. Ms. Lee brings senior management experience to the Board from her role as president of a global business segment of an NYSE-listed international manufacturing company. She also brings a deep knowledge of operations, engineering and technology matters that enhances her contribution to the Nominating and Corporate Governance Committee’s oversight of the Company’s sustainability efforts.

James Miller. Mr. Miller, the Company’s Independent Lead Director, brings to the Board substantial leadership and management experience, both domestic and international, from his role as former chairman and CEO of an NYSE-listed international energy and utility holding company. Mr. Miller also brings to the Board significant safety and environmental and governmental relations and regulatory agency experience by virtue of his responsibilities at this highly regulated utility company. Mr. Miller chairs the Nominating and Corporate Governance Committee and also serves as director of two other NYSE-listed companies.

Josef Müller. Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the CEO of that company’s greater China region. Mr. Müller brings to the Board significant emerging market business development and management experience.

B. Craig Owens. Mr. Owens’ extensive experience in the consumer food and beverage industries, including his former service as the CFO of a leading NYSE-listed international consumer food company, brings to the Board significant financial expertise, including all aspects of financial reporting, accounting, corporate finance and capital markets, as well as significant experience in strategic planning, business integration and operations, and in managing supply chain organizations. He also has considerable knowledge of the retail industry having served as CFO of a leading international grocery retailer. Mr. Owens also serves as a director of three other NYSE-listed companies.

Caesar Sweitzer. Mr. Sweitzer spent over 35 years in finance, primarily as an investment banker focusing on industrial companies. Mr. Sweitzer brings to the Board significant knowledge of the global packaging industry as well as finance and investment matters, such as acquisitions, dispositions and corporate finance. Mr. Sweitzer’s experience qualifies him as an “audit committee financial expert” within the meaning of SEC regulations, and he chairs the Audit Committee.

Jim Turner. Mr. Turner’s extensive experience in the soft drink industry, and in particular his experience as owner and CEO of the largest independent soft drink bottler in the U.S., gives the Board deep insight into the industry of many of the Company’s significant customers. Mr. Turner has valuable experience in business development, finance and mergers and acquisitions. Mr. Turner chairs the Compensation Committee and also chairs the board of a publicly-traded food and beverage company.

William Urkiel. Mr. Urkiel’s experience as CFO of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and capital markets and corporate governance matters. Mr. Urkiel’s accounting and finance experience qualify him as an “audit committee financial expert” within the meaning of SEC regulations, and he serves on the Audit Committee.

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DIRECTOR COMPENSATION

The following table lists 2019 Director compensation for all independent Directors who received compensation as Directors in 2019. Compensation for Mr. Donahue, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section below. Mr. Donahue does not earn additional compensation for his service as Director.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
John Conway	$180,000	$135,000	$315,000
Arnold Donald (3)	51,750	67,500	119,250
Andrea Funk	115,250	135,000	250,250
Rose Lee	115,250	135,000	250,250
William Little (4)	137,250	135,000	272,250
Hans Löliger (4)	118,500	135,000	253,500
James Miller	121,750	135,000	256,750
Josef Müller	117,000	135,000	252,000
Caesar Sweitzer	130,250	135,000	265,250
Jim Turner	117,250	135,000	252,250
William Urkiel	117,000	135,000	252,000

(1)	Each Director may defer receipt of all, or any part, of his or her cash compensation until termination of service as a Director. At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years after departure from the Board and are credited with interest at the prime rate until distributed.
(2)	The annual grant of Company Common Stock for 2019 consisted of $135,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis. The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.
(3)	Mr. Donald ended his service as a Director of the Company and did not stand for re-election in April 2019.
(4)	Messrs. Little and Löliger are retiring as Directors and are not standing for re-election to the Board at the Company’s 2020 Annual Meeting of Shareholders.

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The Board periodically receives benchmarking data regarding director compensation from Pay Governance LLC, an executive compensation consulting firm, and uses the 50th percentile of its peer group’s target total cash compensation and target total direct compensation as a market check in determining compensation. For 2020, Directors who are not employees of the Company will receive annual cash base fees, grants of Company Common Stock and cash committee fees in the amounts set forth as follows.

Cash Base Fee	$100,000
Equity Grant	145,000
Supplemental Cash Committee Fees:

• Audit Committee - Chair

• Audit Committee - Other Members

• Compensation Committee and Nominating and Corporate Governance Committee -

   Chair

• Compensation Committee and Nominating and Corporate Governance Committee -

   Other Members

25,000 15,000 20,000 10,000
Non-Executive Board Chairman Fee	80,000
Independent Lead Director Fee	25,000

Directors do not receive any additional fees for their service on the Executive Committee. There are no Board or committee meeting attendance fees. Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

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COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 3, 2020, the number of shares of Company Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	12,729,031	9.4%
FMR LLC (3) 245 Summer Street Boston, MA 02210	7,111,147	5.2%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	7,066,728	5.2%
Janus Henderson Group plc (5) 201 Bishopsgate, London EC2M 3AE United Kingdom	6,899,079	5.1%

(1)	Percentages are derived based upon 135,696,867 shares of Common Stock outstanding as of March 3, 2020.
(2)	The Vanguard Group, an investment advisor, reported that it may be deemed to be the beneficial owner of 12,729,031 shares of the Company’s Common Stock. The Vanguard Group reported that it had sole dispositive power with respect to 12,609,000 shares, including 99,555 shares for which it had sole voting power and 33,589 shares for which it had shared voting power, and shared dispositive power with respect to 120,031 shares.
(3)	FMR LLC, a parent holding company, reported that it may be deemed to be the beneficial owner of 7,111,147 shares of the Company’s Common Stock. FMR LLC reported that it had sole dispositive power with respect to 7,111,147 shares, including 1,103,936 shares for which it had sole voting power.
(4)	BlackRock, Inc., a parent holding company, reported that it may be deemed to be the beneficial owner of 7,066,728 shares of the Company’s Common Stock. BlackRock, Inc. reported that it had sole dispositive power with respect to 7,066,728 shares, including 6,318,680 shares for which it had sole voting power.
(5)	Janus Henderson Group plc, a parent holding company, reported that it may be deemed to be the beneficial owner of 6,899,079 shares of the Company’s Common Stock. Janus Henderson Group plc reported that it had shared voting power and shared dispositive power with respect to 6,899,079 shares.

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The following table shows, as of March 3, 2020, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2019; and all Directors and Executive Officers as a group. The Directors and Executive Officers of the Company have sole voting and dispositive power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
Robert Bourque	55,640	*
John Conway	1,030,091	*
Timothy Donahue (2)	599,277	*
Richard Fearon (3)	652	*
Andrea Funk	6,685	*
Gerard Gifford	163,091	*
Stephen Hagge	459	*
Thomas Kelly (2)	125,548	*
Rose Lee	8,255	*
William Little (4)	38,632	*
Hans Löliger (4)	77,751	*
James Miller	23,122	*
Josef Müller	22,435	*
Djalma Novaes	71,484	*
B. Craig Owens	459	*
Caesar Sweitzer	14,035	*
Jim Turner	90,846	*
William Urkiel	50,065	*
Directors and Executive
Officers as a Group of 21	2,517,624	1.9%

* Less than 1%
(1)	Percentages are derived based upon 135,696,867 shares of Common Stock outstanding as of March 3, 2020.
(2)	Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (“Trust Shares”). Messrs. Donahue and Kelly are members of the Benefits Plan Investment Committee of the trust that has sole voting and dispositive power with respect to the Trust Shares, but they disclaim beneficial ownership of the Trust Shares.
(3)	Includes 16 shares of Common Stock held by the Fearon Family Trust, of which Mr. Fearon is a trustee and a beneficiary.
(4)	Messrs. Little and Löliger are retiring as Directors and are not standing for re-election to the Board at the Company’s 2020 Annual Meeting of Shareholders.

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CORPORATE GOVERNANCE

Meetings of the Board of Directors. In 2019, there were six meetings of the Board of Directors. Each Director during his or her term of service attended at least 75% of the aggregate meetings of the Board and of the committees on which he or she served.

Attendance at the Annual Meeting. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend the Company’s Annual Meeting of Shareholders. In 2019, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence. The Board has determined that all Directors standing for election, with the exception of Timothy Donahue, the Company’s Chief Executive Officer, are independent under the listing standards of the NYSE. The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards that require a majority of the Board nominees to be independent Directors.

In making the foregoing determinations, the Board considered the Directors’ affiliations with the Company or third parties and Company payments to such parties: For Mr. Conway – his status prior to 2016 as the Company’s Chief Executive Officer. For Mr. Fearon: as an officer of Eaton Corporation – ordinary course of business purchases of energy management solutions by the Company; as a director of PolyOne Corporation – ordinary course of business purchases of plastisol sealing compounds by the Company; and as a member of the Board of Trustees of Manufacturers Alliance/MAPI, Inc., a not for profit professional society – payment of membership dues for Crown employees by the Company. For Ms. Funk: as an officer of EnerSys – ordinary course of business purchases by the Company of batteries and related accessories; and as a director of Ecore International – ordinary course of business purchases of rubber matting by the Company. None of these relationships or transactions fell within the NYSE listing standards disqualifying criteria.

Board Leadership and Risk Oversight. Mr. Conway is the independent, non-executive Chairman of the Board. The non-executive Chairman of the Board has a range of duties, including, among other things:

•	creating and maintaining an effective working relationship among the Chief Executive Officer and other members of management and the other members of the Board;
•	providing the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and
•	assuring that the Board agenda is appropriately directed to the matters of greater importance to the Company.

Mr. Miller serves as the Independent Lead Director of the Board. The Independent Lead Director has a range of duties, including, among other things:

•	presiding over executive sessions of the independent Directors;
•	presiding at all meetings of the Board in the Chairman’s absence;
•	being able to call meetings of the independent Directors;
•	liaising between the Chairman of the Board and the other independent Directors;
•	providing the Chairman with input on Board and Committee agendas and schedules;
•	consulting with the CEO regarding concerns of other independent Directors as appropriate

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•	leading the Board’s evaluation of the Chairman;
•	serving a leading role in the Board’s annual self-assessment; and
•	being available for consultation and direct communication with major shareholders.

The Board’s current leadership structure includes Audit, Compensation and Nominating and Corporate Governance Committees that are each chaired by and composed solely of independent Directors.

The roles of Chairman of the Board and Chief Executive Officer are held by two different individuals. The independent Chairman of the Board, Mr. Conway, presides over meetings of the Board and acts as liaison between the Board and Mr. Donahue, the Chief Executive Officer, who is responsible for the day-to-day management of the Company. Moreover, the Board believes that its other structural features, including eleven independent Directors among the slate of twelve Directors standing for election at the Company’s Annual Meeting, regular meetings of independent Directors in executive session, key committees consisting wholly of independent Directors and an Independent Lead Director with a wide range of duties, provide for substantial independent oversight of the Company’s management.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices. The Board periodically meets in person with the Executive Officers regarding the Company’s risks and ways to mitigate such risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Stock Ownership, Anti-Pledging and Anti-Hedging. Under the Company’s Corporate Governance Guidelines, after five years of service on the Board, independent Directors are expected to own Company Common Stock having a market value of at least five times the cash base annual Director’s fee. As of March 3, 2020, each Director with five or more years of service on the Board owned the required minimum level of Common Stock. The Company’s Corporate Governance Guidelines prohibit Directors, Officers and other insiders from all forms of pledging or hedging transactions relating to Company Common Stock.

Board Committees. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Board has approved written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that can be found at https://www.crowncork.com/investors/corporate-governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually.

Audit Committee. In 2019, the Audit Committee had eleven meetings. The Audit Committee provides assistance to the Board in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors. The current members of the Audit Committee are Ms. Funk, Ms. Lee and Messrs. Müller, Sweitzer and Urkiel. Mr. Sweitzer serves as Chair of the Audit Committee. The Board has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and that Messrs. Sweitzer and Urkiel and Ms. Funk are “audit committee financial experts” within the meaning of SEC regulations.

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Compensation Committee. In 2019, the Compensation Committee had two meetings. The Compensation Committee is responsible for the review of the executive compensation program. The current members of the Compensation Committee are Messrs. Hagge, Miller, Müller and Turner and Ms. Funk, each of whom is independent under the listing standards of the NYSE. Mr. Turner serves as Chair of the Compensation Committee. For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see the CD&A beginning on page 31.

Nominating and Corporate Governance Committee. There were three meetings of the Nominating and Corporate Governance Committee in 2019. The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board and recommending to the Board individuals as Director nominees. The Committee also oversees the annual self-evaluation process of the Board and its committees, makes recommendations to the Board regarding the membership of the Board committees and performs other corporate governance functions, such as oversight of the Company’s environmental, social and governance policies, programs and practices. The current members of the Nominating and Corporate Governance Committee are Messrs. Miller, Sweitzer, Turner and Urkiel and Ms. Lee, each of whom is independent under the listing standards of the NYSE. Mr. Miller serves as Chair of the Nominating and Corporate Governance Committee.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee seeks Director nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies. The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service. In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience. To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms. The Committee will also consider candidates properly submitted by Company Shareholders. Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of each candidate’s qualifications and other relevant characteristics. The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise. The Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as race, gender, nationality and ethnicity, as well as professional backgrounds and geographic and industry experiences. The Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

The Company is committed to thoughtful board refreshment and ongoing board succession planning. Five new independent directors recently have been added to the Company’s Board of Directors: Ms. Lee in 2016, Ms. Funk in 2017, and Messrs. Fearon, Hagge and Owens in 2019. During the refreshment process, the Nominating & Corporate Governance Committee was assisted by an independent search firm and interviewed candidates identified through Director, Shareholder and independent search firm input.

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Shareholders who wish to suggest qualified candidates may write, via Certified Mail – Return Receipt Requested, to the Office of the Corporate Secretary, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067 stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See “Questions and Answers about the 2020 Annual Meeting” for information on bringing nominations for the Board of Directors at the 2021 Annual Meeting.

Executive Sessions of the Board. Pursuant to the Company’s Corporate Governance Guidelines, the independent Directors of the Company meet periodically at regularly scheduled executive sessions without management. The Independent Lead Director chairs such meetings.

Proxy Access. The Company’s proxy access By-Law permits Shareholders owning 3% or more of the Company’s Common Stock for a period of at least three years to nominate up to the greater of 20% of the Board of Directors or two Directors and include these nominations in the Company’s proxy materials. The number of Shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.

Code of Business Conduct and Ethics. The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at https://www.crowncork.com/investors/corporate-governance/code-business-conduct-and-ethics. The Company intends to disclose updates to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Sustainability. See “Sustainability – Environmental and Social Responsibility” on page 5 in the Proxy Statement Summary.

Transactions with Related Persons. The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons by Directors and Executive Officers required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The written Company policy pertaining to related party transactions is included in the Company’s Corporate Governance Guidelines.

Shareholder Engagement. See “Shareholder Engagement” on page 4 in the Proxy Statement Summary.

Communications with the Board of Directors. Shareholders and other interested parties who wish to send communications on any topic to the Chairman, the Independent Lead Director, the independent Directors or the Board as a whole may do so by writing c/o Office of the Corporate Secretary, Crown Holdings, Inc., 770 Township Line Road, Yardley, PA 19067. Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Chairman or Independent Lead Director, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Company Website. The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Company’s website at https://www.crowncork.com/investors/corporate-governance.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2019 to the Company’s Chief Executive Officer (“CEO”), the Company’s Chief Financial Officer and the other three Executive Officers who were the highest paid during 2019 (collectively, “Named Executive Officers” or “NEOs”). The names of the Company’s 2019 NEOs and their titles at year-end are:

•	Timothy J. Donahue – President and Chief Executive Officer
•	Thomas A. Kelly – Senior Vice President and Chief Financial Officer
•	Gerard H. Gifford – Executive Vice President and Chief Operating Officer
•	Djalma Novaes, Jr. – President – Americas Division
•	Robert H. Bourque – President – Transit Packaging Division [1]

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

2019 Say-on-Pay Vote Results. At our Annual Meeting of Shareholders held in April 2019, we held an advisory Shareholder Say-on-Pay vote on the 2018 compensation of our NEOs. Over 97% of the shares voted at last year’s Annual Meeting voted FOR our Say-on-Pay resolution, approving the compensation of our NEOs. The Board’s Compensation Committee (the “Committee”) believes the results of the Say-on-Pay vote show strong support for the performance-based and ownership-oriented compensation philosophy that the Committee utilizes. Accordingly, the Committee did not change its general approach to executive compensation in 2019. Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to take the outcome of this annual vote into consideration when making compensation decisions for our NEOs.

[1]	Mr. Bourque became the Company’s President – Transit Packaging Division on August 1, 2018. Prior to August 1, 2018, Mr. Bourque held the position of President – Asia Pacific Division.

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At-Risk Compensation. Our executive compensation program is based on our “pay-for-performance” philosophy, as outlined in the following table, with the majority of our NEOs’ total direct compensation “at risk” and tied to the accomplishment of performance objectives.

Compensation Element	Basis for Measurement	Alignment with Pay-for-Performance Philosophy
Annual Cash Compensation
Base Salary	Individual performance based on primary duties and responsibilities and market competitiveness.	Competitive compensation required to attract and retain highly qualified executives.
Annual Incentive Bonus	Economic profit and modified operating cash flow.	Use of economic profit and modified operating cash flow metrics drives long-term operating performance and long-term increase in Shareholder value.
Long-Term Equity Compensation
Performance-Based Restricted Stock Awards (approximately two-thirds of total long-term equity compensation)	Total shareholder return relative to industry peer group and return on invested capital, in each case over a three-year performance period.

Provides incentive to outperform and deliver superior Shareholder returns relative to peers and to efficiently utilize the Company’s capital. Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

Time-Based Restricted Stock Awards (approximately one-third of total long-term equity compensation)	Long-term stock price appreciation.	Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

The allocation of 2019 total direct compensation for our CEO and for our other NEOs among these various components is set forth in the materials on page 9 in the Proxy Statement Summary that highlight the Company’s emphasis on “at risk” and equity-based compensation.

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Pay-for-Performance Alignment – Performance-Based Shares. The Company’s executive compensation program is designed to motivate our NEOs to create long-term value for our Shareholders and to efficiently use the Company’s invested capital in order to grow our business. To achieve these objectives, our program emphasizes long-term performance-based equity incentives. Beginning with 2017 grants vesting in 2020, performance share grants have utilized two performance metrics: total shareholder return relative to a group of industry peers and the Company’s return on invested capital versus a target. Based on the Company’s under-performance for the measurement periods related to the vesting of performance-based shares in the prior three years, the Company’s NEOs, including the CEO, forfeited 100% of the performance-based shares awarded to them that were scheduled to vest in 2018 and 2019 and 34% of the shares vesting in 2017. The Company’s strong performance for the measurement period related to the performance-based shares vesting in 2020 resulted in an award that was 21.3% above the target grant established in 2017. Such forfeitures and additional award display a clear and direct correlation between pay-for-performance and our executives’ compensation.

Role of the Compensation Committee. The Committee currently comprises five Directors, all of whom are independent under the NYSE listing standards. During 2019, the Committee members were Andrea Funk, Hans Löliger, James Miller Josef Müller and Jim Turner. Mr. Turner succeeded Mr. Löliger as Chair during 2019. In February 2020, Mr. Löliger, who is retiring from the Board, was replaced by Stephen Hagge. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program. The Committee operates under a written charter adopted by the Board of Directors. A copy of this charter is available on the Company’s website at https://www.crowncork.com/investors/corporate-governance/compensation-committee-charter.

Compensation Philosophy and Objectives. The Committee maintains a “pay-for-performance” philosophy toward executive compensation. One of the guiding principles of this “pay-for-performance” philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders. To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in total shareholder return. To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the Company. In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select companies in the container and packaging industry and other manufacturing companies.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components. The Committee believes that a substantial portion of the direct compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance. Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based and performance-based compensation in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance. Accordingly, the annual incentive bonus is determined by operating metrics that drive long-term growth and Shareholder value, and approximately two-thirds of the value of the restricted stock granted in 2019 under the Company’s long-term incentive plan is tied to performance of the Company’s total shareholder return versus that of a peer group and return on invested capital versus the Company’s projected three-year average of return on invested capital.

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Stock Ownership Guidelines and Share Retention Policy. Consistent with the Committee’s stock ownership-oriented compensation philosophy and its focus on long-term performance, the Company maintains stock ownership guidelines under which our NEOs are expected to own Company Common Stock with a minimum value equal to a multiple of base salary, as set forth in the following table.

Stock Ownership Guidelines Applicable to NEOs
Position	Multiple of Base Salary
CEO	6x
All other NEOs	3x

Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax number of shares of any Common Stock received as the result of an option exercise, vesting of restricted shares or issuance of deferred shares. At year-end, all the NEOs either owned more than the minimum level of Common Stock or were otherwise in compliance with the stock ownership guidelines.

Prohibition of Hedging and Pledging. Under the Company’s Corporate Governance Guidelines, the Company’s Directors, Officers and other insiders may not engage in any form of hedging or pledging transactions with respect to Company securities.

Committee Process. The Committee meets as often as necessary to perform its duties and responsibilities. During 2019, the Committee met two times. The Committee usually meets with the CEO and, when appropriate, with other Company Officers and outside advisors. In addition, the Committee periodically meets in executive session without management present.

Setting of Meeting Agenda. The Committee’s meeting agenda is normally established by the Committee Chair in consultation with the CEO and the Vice President of Human Resources. Committee members receive and review materials in advance of each meeting. Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

Use of Tally Sheets. The Committee reviews tally sheets when setting annual compensation for the NEOs. These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component affects each NEO’s total compensation. For 2019, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

Retention of Compensation Consultants. The Committee’s charter authorizes the Committee, in its sole discretion, to retain, oversee and terminate consultants to assist it in the evaluation of compensation for the NEOs. The Committee has sole authority to approve the fees and other retention terms of any such consultants.

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Role of Executive Officers in Compensation Decisions. The Committee makes all decisions regarding the CEO’s compensation. Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO. In this regard, the CEO provides the Committee with evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards.

Executive Compensation Consultant. Pursuant to its authority under its charter to retain compensation consultants, the Committee engaged Pay Governance, LLC, an executive compensation consulting firm, to act as its independent advisor with respect to 2019 compensation decisions.

Consultant Independence. All services provided by Pay Governance to the Committee are conducted under the direction and authority of the Committee, and all work performed by Pay Governance must be pre-approved by the Committee. Pay Governance does not provide any other services to the Company, and neither Pay Governance nor the individuals affiliated with Pay Governance who provide services to the Company own any shares of the Company’s stock. There are no personal or business relationships between the Pay Governance consultants and any executive of the Company. In addition, there are no personal relationships between the Pay Governance consultants and any member of the Committee. Pay Governance maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.

Use of Benchmarking. In advising the Committee regarding 2019 compensation for our NEOs, Pay Governance developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market. Competitive levels were developed for the following elements of pay:

•	base salary
•	target annual incentive
•	target total cash compensation (base salary plus target annual incentive)
•	long-term equity incentives
•	target total direct compensation (target total cash compensation plus the value of long-term equity incentives)
•	annualized value of retirement benefits
•	target total remuneration (target total direct compensation plus the annualized value of retirement benefits)

Peer Group Composition. In establishing its benchmarks for each of the NEOs, Pay Governance gathered data for 17 public companies, or divisions of public companies, defined as the “Peer Group.” Members of the Peer Group are manufacturing companies of similar scope and are generally from the following three categories: (i) other packaging companies, (ii) current or potential suppliers to the Company and (iii) current or potential customers of the Company. The Peer Group comprises the following companies:

•	Avery Dennison Corporation	•	Nestlé USA
•	Ball Corporation	•	O-I Glass
•	Bemis Company	•	PPG Industries
•	Campbell Soup Company	•	S.C. Johnson & Son
•	Colgate Palmolive Company	•	Sealed Air Corporation
•	Dean Foods Company	•	The Sherwin-Williams Company
•	Eastman Chemical Company	•	United States Steel Corporation
•	Greif	•	WestRock
•	Keurig Dr Pepper

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Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue, when appropriate. To provide a broader frame of reference, Pay Governance also analyzed each NEO position against general industry data.

Compensation Strategy for CEO. The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee. In determining the CEO’s compensation for 2019, the Committee evaluated the CEO’s performance and the Company’s performance in the prior year and since Mr. Donahue became CEO in 2016.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic results. In addition, the Committee continued to focus on the Company’s development during Mr. Donahue’s tenure in several key areas that the Committee believes are essential to increase Shareholder value, including:

•	Strong earnings and cash flow generation. For the year, net income was $510 million. This translated to diluted earnings per share of $3.78, an increase of 15% over 2018. Cash flow from operating activities in 2019 was $1,163 million, which was significantly improved over $571 million in 2018.

•	Investment in growth markets. In response to increasing global demand for beverage cans, the Company completed new beverage projects in 2019 in Brazil and Spain and completed the construction of another line in Cambodia. In addition, the Company progressed on plans to commercialize a new can plant in Thailand in 2020 and add production lines at the Company’s facilities in Toronto, Ontario and Nichols, New York.

•	Deleveraging of the balance sheet. Following the Signode (Transit Packaging) acquisition, the Company’s deleveraging goal is on plan.

•	Sustainability. Under Mr. Donahue’s leadership, the Company has continued its commitment to efficiently manage and conserve resources and bring innovations to market to support the sustainability efforts of Crown, its customers and consumers. Three years into its five-year initiative to reduce energy consumption and greenhouse gas emissions, the Company has already surpassed its goal of reducing energy consumption in its worldwide metal packaging business by 5% per billion standard units of production and is over 94% of the way to meeting its greenhouse gas emissions reduction target from 2015 levels by 2020. Since the date of our last proxy statement, the Company signed one of the largest non-investment grade “sustainability-linked loans” in history. The Company also has made commitments regarding renewable energy and water conservation and has committed to the Science-Based Targets Initiative. In addition, the Company centralized management of its corporate-level sustainability efforts under the newly-created role of Vice President – Global Sustainability, created Sustainability Steering Committees comprised of senior executives at the corporate and divisional levels, and launched its Supplier Code of Conduct to ensure alignment of supplier conduct with the Company’s core values.

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CEO Target Compensation. The Committee uses the 50th percentile of the Peer Group’s target total direct compensation as a guidepost in determining CEO compensation.

The specific components of Mr. Donahue’s 2019 compensation were set as follows:

Base Salary	$1,155,000
Target Annual Incentive	1,386,000
Target Long-Term Equity Incentive	6,005,970
Target Total Direct Compensation	8,546,970

In conjunction with the Committee’s emphasis on stock-based compensation, a majority of the CEO’s 2019 target total direct compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO. For 2019, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:

•	Pay levels were evaluated relative to the Peer Group as the primary market reference point. In addition, general industry data was reviewed as an additional market reference and to ensure robust competitive data.
•	Target total cash compensation and target total direct compensation levels were set towards the middle range of the Peer Group. The Committee used the 50th percentile of the Peer Group’s target total cash compensation and target total direct compensation as a market check in determining compensation. However, the 50th percentile is a guidepost and not an absolute target.

Components of Compensation. For 2019, the principal components of compensation for NEOs were base salary, annual incentive bonus, long-term equity incentives, retirement benefits and perquisites.

Base Salary. The Company provides NEOs with base salaries to compensate them for services rendered during the year. The Committee recognizes that competitive salaries must be paid in order to attract and retain high-quality executives. Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. However, in special circumstances, such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary during the year.

2019 Base Salaries. The Committee has determined that base salary levels for the NEOs should be targeted towards the middle range of the Peer Group. Consistent with this market-based pay strategy, the Committee approved increases in the base salaries of the NEOs in order to move them in line with the middle range of the Peer Group. Base salaries for each of the NEOs for 2019 were as set forth in the following table.

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Name	2019 Base Salary
Timothy Donahue	$1,155,000
Thomas Kelly	685,000
Gerard Gifford	715,000
Djalma Novaes	575,000
Robert Bourque	525,000

Annual Incentive Bonus. Annual cash bonuses are included as part of the executive compensation program because, consistent with our “pay-for-performance” philosophy, the Committee believes that a significant portion of each NEO’s compensation should be contingent on success in achieving annual goals that drive the long-term operating performance of the Company. NEOs are eligible for annual cash bonuses under our Annual Incentive Bonus Plan (the “AIB Plan”). For 2019, our NEOs were eligible to receive annual incentive bonuses under the AIB Plan upon the achievement of specified levels of economic profit and modified operating cash flow. The Committee believes the use of economic profit and modified operating cash flow as key performance measures under the AIB Plan drives the Company’s long-term operating performance and is closely correlated with long-term increase in Shareholder value. The maximum payout under the AIB Plan is limited to two times the target bonus.

2019 Bonus Opportunities and Results. For 2019, the Committee assigned each NEO an annual target level under the AIB Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary. Based upon the Peer Group information provided by Pay Governance and the consideration of Officer performance and internal equity, the Committee determined that the target and maximum bonus opportunities for the NEOs for 2019 should be the same as in 2018. The 2019 minimum, maximum and target bonus opportunities together with actual bonuses paid to the NEOs were as follows:

Name	Minimum Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Actual Bonus Amount
Timothy Donahue	0%	240%	120%	$1,386,000	$1,711,710
Thomas Kelly	0%	160%	80%	548,000	676,780
Gerard Gifford	0%	190%	95%	679,250	838,874
Djalma Novaes	0%	160%	80%	460,000	887,340
Robert Bourque	0%	160%	80%	420,000	632,940

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Performance Measures. Bonus amounts under the AIB Plan were based on the following performance measures:

•	economic profit – defined generally as net operating profit after tax less cost of capital employed as adjusted for certain items, including currency exchange rates and acquisitions/divestitures
•	modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital

Cost of Capital. For purposes of calculating economic profit under the AIB Plan, cost of capital employed was defined as the average capital employed multiplied by the average cost of capital. Capital employed was generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items. The following items were excluded from capital employed: investments, net goodwill and intangibles, pension and post-employment assets and liabilities and deferred tax assets and liabilities. Invested capital may also be adjusted for additional capital employed at the direction of the Company’s corporate office or in accordance with overall corporate objectives. For 2019, the AIB Plan used a cost of capital of 9%, which is higher than the Company’s actual cost of capital.

Weighting of Performance Measures. At the beginning of 2019, the Committee determined target levels of performance for each performance measure. At year-end, the Committee assessed the actual results versus the original goals in determining awards. The Committee must approve all awards, and all awards are subject to review and downward discretionary adjustment by the Committee.

An NEO’s actual bonus amount was determined by: (i) multiplying the NEO’s target bonus amount by the actual percentage earned for each of the two performance measures, (ii) weighting each performance measure in accordance with a pre-specified formula, (iii) adding the results together to determine the overall payout factor and (iv) if applicable, reducing the overall payout to the maximum of 200% of the target bonus amount.

As the achievement of each of economic profit and modified operating cash flow increases in excess of respective performance targets, the percentage of each NEO’s target bonus payable with respect to such performance measure also increases. In the case of modified operating cash flow, up to 125% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to modified operating cash flow decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target. The modified operating cash flow component of the AIB Plan was determined based upon actual performance compared to a budgeted modified operating cash flow amount.

The economic profit component of the AIB Plan was determined by relating current-year economic profit to prior years economic profit, adjusted for currency fluctuations. In the case of economic profit, up to 125% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to economic profit decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target. No portion of the target bonus amount will be paid for economic profit arising from accounting changes or similar non-cash items.

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Notwithstanding the ability to earn up to 125% of the target bonus amount under each of the tests (modified operating cash flow and economic profit), the maximum aggregate bonus opportunity is capped at 200% of the target bonus amount for all NEOs.

Setting of Target Performance Levels. Generally, the Committee attempts to set the target performance levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and for each NEO from year to year. In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or that the Company expects to face in the coming year. For example, with respect to modified operating cash flow, targets may be set below prior year actual results due to the forecasted increases in capital investment required for the Company’s expansion in growth markets, forecasted increases in working capital, higher input costs due to price increases by suppliers and variances in average trade working capital. In addition, target performance levels are subject to adjustment for special circumstances such as currency exchange rate fluctuations, acquisitions and divestitures.

The economic profit and modified operating cash flow thresholds and targets for 2019 were set at the Company level for the CEO, Chief Operating Officer and Chief Financial Officer. For division-level NEOs (Messrs. Novaes and Bourque), economic profit and modified operating cash flow thresholds and targets include both division-level and Company-level metrics. The applicable thresholds, targets and actual achievement levels for 2019 are set forth for each NEO in the following table.

Name	Economic Profit (in millions)			Modified Operating Cash Flow (in millions)
	Threshold	Target	Actual	Threshold	Target	Actual
Timothy Donahue	$503.9	$629.9	$596.7	$1,037.7	$1,297.1	$1,360.7
Thomas Kelly	503.9	629.9	596.7	1,037.7	1,297.1	1,360.7
Gerard Gifford	503.9	629.9	596.7	1,037.7	1,297.1	1,360.7
Djalma Novaes (1)	153.1	191.4	221.5	383.6	479.5	501.9
Robert Bourque (1)	133.4	166.7	155.0	300.0	375.0	443.6

(1)	The threshold and target numbers for Messrs. Novaes and Bourque are their respective division-level numbers. To the extent that Company-level performance is included in computing their actual bonuses as explained above, the applicable threshold and target numbers with respect to Company-level performance are the same as set forth for Messrs. Donahue, Kelly and Gifford.

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2019 Bonus Calculations. Messrs. Donahue, Gifford and Kelly received bonuses under the AIB Plan equal to 123.5% of their respective target bonus amounts. For Messrs. Donahue, Gifford and Kelly, 86.8% was attributable to modified operating cash flow and 36.7% to economic profit. Mr. Novaes received a bonus under the AIB Plan equal to 192.9% of his target bonus amount, 85.6% attributable to modified operating cash flow and 107.3% to economic profit. Mr. Bourque received a bonus under the AIB Plan equal to 150.7% of his target bonus amount, 117.4% attributable to modified operating cash flow and 33.3% to economic profit.

Long-Term Equity Incentives. The Committee believes that equity-based incentives, delivered through annual grants of time-based restricted stock and performance-based restricted stock, are an important link between executive and Shareholder interests. Because the Committee believes that a significant portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders, approximately two-thirds of the targeted value of stock awards to NEOs is performance-based. In the 2019 grants, the Company used total shareholder return (“TSR”) and return on invested capital (“ROIC”) as the two performance metrics for purposes of vesting performance-based shares. The Committee believes that the use of TSR and ROIC aligns the Company’s long-term incentive plan with its peers and with current market practice. Although the Committee may vary the size of annual grants based on the Company’s and executive’s performance, the total annual equity award granted to each NEO is generally determined based upon the difference between the total direct compensation target established by the Committee, using the competitive market benchmarking and internal factors described above, and the sum of the NEO’s base salary and target annual incentive bonus. See “Compensation Strategy for CEO” and “Compensation Strategy for NEOs other than the CEO.”

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle. The awards for a particular year generally occur in January or February. In addition, the Committee may approve equity awards for newly-hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

The Committee approved the following award structure for 2019:

•	Target Award Levels. Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) in the middle range of the Peer Group after taking into account the competitive positioning of the executives’ target total cash compensation.
•	Performance-Based Restricted Stock. Approximately two-thirds of an NEO’s targeted long-term equity incentive was delivered in performance-based restricted stock, approximately half of which may be earned based on the Company’s TSR relative to a group of industry peers over a three-year performance period and approximately half of which may be earned based on ROIC over the same three-year performance period relative to the Company’s projected three-year average of return on invested capital. A target number of shares was established for 2019 for each NEO, as set forth in the “Grants of Plan-Based Awards” table in the Executive Compensation section below. Actual vesting of performance-based share awards generally will not occur until the third anniversary of the grant date, if at all. The Committee believes that, in addition to linking a substantial portion of our NEOs’ compensation to the long-term performance of the Company, the three-year vesting structure provides a strong retention element because an NEO terminating employment (other than for retirement with Committee approval, disability or death) will leave behind unvested awards.

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•	Time-Based Restricted Stock. Approximately one-third of an NEO’s targeted long-term equity incentive was delivered in time-based restricted stock that vests in equal annual installments over three years from the date of the award in the amounts set forth in the “Grants of Plan-Based Awards” table in the Executive Compensation section below.

Industry Peer Group Composition. The Committee believes that for purposes of comparing TSR it is appropriate to utilize a recognized publicly available index of container and packaging industry companies as the peer group. As a result, with respect to determining shareholder return for 2019 grants, the Committee will use the Dow Jones U.S. Containers & Packaging Index, currently comprising the Company and the following other companies:

•	AptarGroup	•	O-I Glass
•	Avery Dennison Corporation	•	Packaging Corporation of America
•	Ball Corporation	•	Sealed Air Corporation
•	Berry Global Group	•	Silgan Holdings
•	Graphic Packaging	•	Sonoco Products Company
•	International Paper	•	WestRock

Performance Vesting Schedule for TSR-Based Awards. The Committee determined that, for the portion of performance-based shares vesting on the basis of TSR, such shares would vest based on the following schedule.

TSR Percentile Ranking Versus Peers	Percentage of Shares Vesting
90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Calculation of TSR. TSR is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period. In the event that the Company’s TSR percentile ranking is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.

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Performance Vesting Schedule for ROIC-Based Awards. The Committee determined that, for the portion of performance-based shares vesting on the basis of ROIC, such shares would vest on the following schedule.

ROIC	Percentage of Shares Vesting
12.6% or Above	200%
11.6%	100%
10.6%	25%
Below 10.6%	0%

Calculation of ROIC. ROIC is calculated by dividing the Company’s after-tax segment income from continuing operations, adjusted for pension and post-retirement expenses, by the average invested capital. ROIC is subject to adjustment for foreign exchange, acquisitions and divestitures, and non-recurring and other significant non-operational items. The target is equal to the Company’s projection of its three-year average of ROIC of 11.6%. The overall range and associated payouts are described below. In the event that the Company’s ROIC is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.

2019 Long-Term Equity Incentive Awards. The first table below sets forth the number of time-based restricted shares granted to the NEOs for 2019. The second table below sets forth the target number of performance-based restricted shares granted to the NEOs for 2019 as well as the minimum and maximum number of performance-based shares that may vest. Vesting of performance-based share awards is based on two criteria: the Company’s TSR relative to the industry peer group over the applicable performance period and the Company’s ROIC over the same three-year performance period relative to the Company’s projected three-year average of ROIC. The tables also set forth the fair value of the shares on the date of grant. With respect to the annual 2019 grants awarded to the NEOs, fair value on the date of grant was based on a share price of $43.07 for time-based restricted stock and the portion of the performance-based restricted stock that vests on the basis of ROIC and $49.54 for the portion of the performance-based restricted stock that vests on the basis of TSR (based on a Monte Carlo valuation model).

Name	Time-Based Restricted Stock
	Shares	Award Value
Timothy Donahue	46,482	$2,001,980
Thomas Kelly	9,543	411,017
Gerard Gifford	13,834	595,830
Djalma Novaes	7,788	335,429
Robert Bourque	6,907	297,484

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Name	Performance-Based Restricted Stock
	TSR-Based Award				ROIC-Based Award
	Target Shares	Award Value	Minimum Shares	Maximum Shares	Target Shares	Award Value	Minimum Shares	Maximum Shares
Timothy Donahue	40,412	$2,002,010	0	80,824	46,482	$2,001,980	0	92,964
Thomas Kelly	8,296	410,984	0	16,592	9,543	411,017	0	19,086
Gerard Gifford	12,027	595,818	0	24,054	13,834	595,830	0	27,668
Djalma Novaes	6,771	335,435	0	13,542	7,788	335,429	0	15,576
Robert Bourque	6,005	297,488	0	12,010	6,907	297,484	0	13,814

Pay-for-Performance Alignment – Performance-Based Shares. Based on the Company’s under-performance for the measurement periods related to the vesting of performance-based shares in 2017, 2018 and 2019, the Company’s NEOs, including the CEO, forfeited 34% of the performance-based shares targeted for vesting in 2017 and 100% of the performance-based shares targeted for vesting in 2018 and 2019. In 2020, based on the Company’s strong performance for the measurement period, 21.3% more performance shares vested above the target established for the Company’s NEOs, including the CEO, at the time they were awarded (2017). The additional performance-based share award in 2020 was attributable to over-achievement on the TSR metric that resulted in an award of 22.5% over the target established in 2017 and over-achievement on the ROIC metric that resulted in an award of 20.0% over the target established in 2017. The Committee views these outcomes as demonstrative of the Company’s “pay-for-performance” philosophy.

Retirement Benefits. To attract and retain highly qualified senior executives and as an incentive for long-term employment, the Company maintains a number of retirement plans.

U.S. Pension Plan. In the United States, the Company maintains a defined benefit pension plan (the “U.S. Pension Plan”) for certain eligible employees in which all NEOs participate. The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination. For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus. These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit. Under U.S. federal law for 2019, benefits from the U.S. Pension Plan are limited to $225,000 per year and may be based only on the first $280,000 of an employee’s annual earnings.

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Senior Executive Retirement Plan. Because of the benefit limits under the U.S. Pension Plan described above, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan (“SERP”). The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years of service plus (iii) at the discretion of the Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits. In the case of Mr. Gifford, the SERP is also reduced by his benefit under the Company’s Restoration Plan (described below).

All benefits earned under the SERP are paid in a lump sum. If an NEO with a vested retirement benefit under the SERP dies prior to termination of employment, the NEO’s surviving spouse will be entitled to a 50% survivor benefit. The SERP also provides a lump-sum death benefit of five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company. Messrs. Donahue, Kelly, Gifford and Novaes are vested.

Restoration Plan. Prior to participating in the SERP, Mr. Gifford became a participant in the Company’s Restoration Plan. Participants in the Restoration Plan receive supplemental retirement benefits equal to the difference between (i) the benefits that they would have accrued under the U.S. Pension Plan if their target bonus amounts were included in compensation for purposes of calculating their benefits under that plan and if certain statutory benefit limits did not apply and (ii) the benefits that they actually accrue under the U.S. Pension Plan. As described above, the benefits to which Mr. Gifford is entitled under the SERP will be offset by the benefits to which he is entitled under the Restoration Plan.

U.S. Defined Contribution Plan. The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including all NEOs, are able to contribute a portion of their salaries on a pre-tax basis. Subject to certain Code limits, with respect to the NEOs, the Company will match 50% of the first 3% of salary that is contributed to this 401(k) plan.

Perquisites. The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.

Severance. The Company has employment agreements with all of the NEOs. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments upon Termination” in the Executive Compensation section below. The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

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Tax Deductibility of Executive Compensation. The Tax Cuts and Jobs Act, which was passed in December 2017, eliminated the “performance-based” compensation exemption under Section 162(m) of the Code and made several other significant changes to Section 162(m). Since 2018, compensation paid or accrued by the Company for U.S. federal income tax purposes in excess of $1 million with respect to each of our CEO our Chief Financial Officer and our other NEOs is not tax deductible regardless of whether such compensation would have qualified for the “performance-based” exemption under prior law. Any individual who was a “covered employee” (as defined in Section 162(m) of the Code) in 2017 or becomes a covered employee thereafter will remain subject to the annual $1 million tax deductibility limit regardless of loss of status as an NEO or termination of employment. The Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even if such compensation results in non-deductible expenses under applicable law. However, consistent with our compensation philosophy of linking pay to performance and aligning executive interests with those of our Shareholders, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is performance-based.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 26, 2020 by the members of the Compensation Committee.

Jim Turner, Chair
Andrea Funk
Hans Löliger
James Miller
Josef Müller

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists certain information regarding compensation earned during the Company’s last three fiscal years by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2019.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

Timothy Donahue	2019	$1,155,000	$6,005,970	$1,711,710	$4,056,957	$1,081,053	$14,010,690
President and Chief Executive Officer	2018	1,100,000	5,720,055	1,735,800	1,183,618	77,268	9,816,741
	2017	1,000,000	5,200,004	2,295,600	2,810,148	634,208	11,939,960

Thomas Kelly	2019	685,000	1,233,018	676,780	1,666,986	443,939	4,705,723
Senior Vice President and Chief Financial Officer	2018	650,000	1,169,970	683,800	532,453	135,353	3,171,576
	2017	605,000	1,088,964	925,892	1,532,894	307,844	4,460,594

Gerard Gifford	2019	715,000	1,787,478	838,874	1,825,676	465,581	5,632,609
Executive Vice President and Chief Operating Officer	2018	680,000	1,700,010	849,490	1,048,496	63,572	4,341,568
	2017	640,000	1,625,030	1,129,958	2,482,355	995,275	6,872,618

Djalma Novaes	2019	575,000	1,006,293	887,340	1,567,452	480,606	4,516,691
President – Americas Division	2018	555,000	971,269	312,132	419,423	14,271	2,272,095
	2017	540,000	944,972	635,904	904,365	175,813	3,201,054

Robert Bourque	2019	525,000	892,456	632,940	1,429,464	283,152	3,763,012
President-Transit Packaging Division	2018	470,833	703,229	753,333	434,745	1,136,480	3,498,620
	2017	420,000	558,572	672,000	681,040	479,716	2,811,328

(1)	The amounts in this column, computed in accordance with current Financial Accounting Standards Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock (market condition for TSR, performance condition for ROIC) awards issued by the Company for the respective fiscal years. The grant-date fair market values of the time-based restricted stock awards were as follows: Mr. Donahue: $2,001,980 for 2019, $1,906,692 for 2018 and $1,733,342 for 2017; Mr. Kelly: $411,017 for 2019, $389,982 for 2018 and $362,993 for 2017; Mr. Gifford: $595,830 for 2019, $566,675 for 2018 and $541,666 for 2017; Mr. Novaes: $335,429 for 2019, $314,978 for 2018 and $297,606 for 2017; and Mr. Bourque: $297,484 for 2019, $234,412 for 2018 and $186,192 for 2017. The grant-date fair market values of the performance-based restricted stock, assuming instead that the highest level of performance conditions were to be achieved, would be as follows: Mr. Donahue: $7,485,049 for 2019, $7,408,227 for 2018 and $7,126,066 for 2017; Mr. Kelly: $1,536,651 for 2019, $1,515,283 for 2018 and $1,492,306 for 2017; Mr. Gifford: $2,227,667 for 2019, $2,201,733 for 2018 and $2,224,432 for 2017; Mr. Novaes: $1,254,112 for 2019, $1,257,921 for 2018 and $1,295,018 for 2017; and Mr. Bourque: $1,112,240 for 2019, $987,132 for 2018 and $765,466 for 2017. If the minimum level of performance conditions were not to be achieved, the value of the performance-based restricted stock awards would be $0 in all cases. Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note W, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

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(2)	The amounts in this column reflect the increase in actuarial lump sum present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years. Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note R, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Interest rates continue to be at historic lows which inflate the present value of such benefits, not all of which are payable in a lump sum. Future increases in interest rates could cause a significant reduction in the lump sum value of such benefits. The change in value represents the difference between the highest year-end value disclosed for such benefit in prior years and the value of such benefit at the end of the reporting year.

(3)	The amounts in this column for 2019 include the following items:

	T. Donahue	T. Kelly	G. Gifford	D. Novaes	R. Bourque
Change in Value of SERP Life Insurance	$1,035,413	$425,683	$447,036	$364,060	$278,952
FICA on Change in SERP Valuation	41,440	14,056	14,345	112,346	0
Defined Contribution Plan Company Contributions *	4,200	4,200	4,200	4,200	4,200
Total	$1,081,053	$443,939	$465,581	$480,606	$283,152

*	See the “Retirement Benefits” subsection of the Compensation Discussion and Analysis section of this Proxy Statement for a more complete description of the defined contribution benefit plans applicable to the NEOs.

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Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive for 2019 under the Company’s Annual Incentive Bonus Plan and stock-based awards granted in 2019 to each of the Company’s NEOs under the Company’s Stock-Based Incentive Compensation Plan. There can be no assurance that the fair value of the performance-based stock awarded to the Company’s NEOs in 2019 will ever be realized by the NEOs. For further information and the assumptions made in determining the grant-date fair values of the stock awards, see Notes A and W to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Name	Grant Dates of Equity Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2019 Grant Date Fair Value of Stock and Option Awards (4) ($)
		Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
Timothy Donahue	1/7/2019 (5)	0	1,386,000	2,772,000	0	86,894	173,788	46,482	6,005,970
Thomas Kelly	1/7/2019 (6)	0	548,000	1,096,000	0	17,839	35,678	9,543	1,233,018
Gerard Gifford	1/7/2019 (7)	0	679,250	1,358,500	0	25,861	51,722	13,834	1,787,478
Djalma Novaes	1/7/2019 (8)	0	460,000	920,000	0	14,559	29,118	7,788	1,006,293
Robert Bourque	1/7/2019 (9)	0	420,000	840,000	0	12,912	25,824	6,907	892,456

(1)	These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2019 under the Company’s AIB Plan. For further information relating to the AIB Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.” For the actual awards earned under the AIB Plan for 2019, see the “Summary Compensation Table” above.
(2)	These amounts represent the range of stock-based compensation that might be realized under the 2019 performance-based restricted stock awards. The potential payouts are based on performance and are therefore at risk. The performance awards make up approximately two-thirds of the stock-based compensation. The first performance measure, representing approximately one-third of the total stock-based compensation (or half of the performance-based portion), is based upon the total shareholder return (“TSR”) achieved by the Company from January 1, 2019 to December 31, 2021 versus the TSR during that same period of a defined peer group of companies that are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above. The second performance measure, representing approximately one-third of the total stock-based compensation (or half of the performance-based portion), is based on the Return on Invested Capital (“ROIC”) achieved by the Company from January 1, 2019 to December 31, 2021 compared to the ROIC target established by the Compensation Committee. The vesting of the performance-based shares from the 2019 award will occur in 2022, with the actual number of shares vesting dependent upon the Company’s TSR compared to that of the peer group and performance against the ROIC target. For further details, refer to Note W, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal. Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal. TSR performance-based shares vest upon a “change in control” of the Company based on the Company’s TSR as compared to that of the peer group from January 1, 2019 until the time of the “change in control.” ROIC performance-based shares vest upon a “change in control” of the Company based on the ROIC of the Company compared to that of the ROIC target from January 1, 2019 until the date of the “change in control.”

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(3)	These amounts represent time-based restricted stock awarded in 2019, which constitute approximately one-third of the total stock-based compensation. Time-based restricted stock vests annually over three years from the date of the award. If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.
(4)	These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2019. The grant-date fair value of the time-based restricted stock and ROIC performance-based shares is the $43.07 per share closing price of the Company’s Common Stock on the date of the award on January 4, 2019. The grant-date fair value of the TSR performance-based shares is $49.54 for the January 4, 2019 awards and is based on a Monte Carlo valuation model. The Committee has determined that approximately two-thirds of the targeted value of stock awards to NEOs should be performance-based. In order for the Company in 2019 to deliver two-thirds of the value of an NEO’s targeted long-term equity incentive in performance-based restricted stock, somewhat more than one-third of the total number of shares granted were time-based restricted shares, and somewhat less than two-thirds were performance-based restricted shares because the prescribed valuation methods under FASB ASC Topic 718 result in higher per unit values for TSR performance-based restricted stock than for time-based restricted stock and ROIC performance-based restricted stock. Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note W, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(5)	Represents grant to Mr. Donahue of 133,376 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan (the “2013 Stock Plan”). Time-based restricted stock totaling 46,482 shares vests over a three-year period as follows: 15,494 shares on January 7, 2020, 2021 and 2022. The remaining 86,894 shares of performance-based restricted stock vest on January 7, 2022 as follows: 46,482 shares based on the Company’s ROIC from January 1, 2019 to December 31, 2021 compared to the established ROIC target; 40,412 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 173,788.
(6)	Represents grant to Mr. Kelly of 27,382 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 9,543 shares vests over a three-year period as follows: 3,181 shares on January 7, 2020, 2021 and 2022. The remaining 17,839 shares of performance-based restricted stock vest on January 7, 2022 as follows: 9,543 shares based on the Company’s ROIC from January 1, 2019 to December 31, 2021 compared to the established ROIC target; 8,296 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 35,678.
(7)	Represents grant to Mr. Gifford of 39,695 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 13,834 shares vests over a three-year period as follows: 4,612 shares on January 7, 2020 and 4,611 shares on January 7, 2021 and 2022. The remaining 25,861 shares of performance-based restricted stock vest on January 7, 2022 as follows: 13,834 shares based on the Company’s ROIC from January 1, 2019 to December 31, 2021 compared to the established ROIC target; 12,027 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 51,722.
(8)	Represents grant to Mr. Novaes of 22,347 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 7,788 shares vests over a three-year period as follows: 2,596 shares on January 7, 2020, 2021 and 2022. The remaining 14,559 shares of performance-based restricted stock vest on January 7, 2022 as follows: 7,788 shares based on the Company’s ROIC from January 1, 2019 to December 31, 2021 compared to the established ROIC target; 6,771 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 29,118.
(9)	Represents grant to Mr. Bourque of 19,819 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 6,907 shares will be issued over a three-year period as follows: 2,303 shares on January 7, 2020 and 2,302 shares on January 7, 2021 and 2022. The remaining 12,912 shares of performance-based restricted stock vest on January 7, 2022 as follows: 6,907 shares based on the Company’s ROIC from January 1, 2019 to December 31, 2021 compared to the established ROIC target; 6,005 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually issued may vary from 0 to 25,824.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows unvested time-based restricted Common Stock and unvested performance-based restricted Common Stock held by the Company’s NEOs on December 31, 2019. There are no outstanding options. These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2013 Stock-Based Incentive Compensation Plan.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Timothy Donahue	79,577	5,772,516	218,562	15,854,488
Thomas Kelly	16,365	1,187,117	45,096	3,271,264
Gerard Gifford	23,839	1,729,281	66,020	4,789,091
Djalma Novaes	13,536	981,901	37,713	2,735,701
Robert Bourque	10,914	791,702	29,220	2,119,619

(1)	These amounts represent outstanding unvested time-based restricted stock awards. Time-based restricted stock vests annually over three years from the date of the award. Accordingly, with respect to awards made in 2017, the remaining one-third vested on February 28, 2020 except that, as to a portion of Mr. Gifford’s 2017 award, the final one-third will vest on April 3, 2020. With respect to awards made in 2018, the second one-third vested on January 4, 2020 and the final one-third will vest on January 4, 2021 except that, as to a portion of Mr. Bourque’s 2018 award, the second one-third will vest on August 7, 2020 and the final one-third will vest on August 9, 2021. With respect to awards made in 2019, the first one-third vested on January 4, 2020. The second one-third will vest on January 4, 2021 and the final one-third will vest on January 4, 2022. If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a “change in control” of the Company, vesting of the unvested time-based restricted stock awards accelerates to the date of termination.
(2)	Computed as of December 31, 2019. The closing price of the Company’s Common Stock on December 31, 2019 was $72.54.

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(3)	These amounts represent outstanding unvested performance-based restricted stock at target levels. The range of shares to be vested is 0 to 200% of the target based on the levels of performance achieved under the 2017 award from January 1, 2017 to December 31, 2019, under the 2018 award from January 1, 2018 to December 31, 2020 and under the 2019 award from January 1, 2019 to December 31, 2021. The number reported does not include any additional shares that may be awarded after December 31, 2019 based upon the Company’s performance but does include shares that may be forfeited based on the Company’s performance. The vesting date for the performance-based shares awarded in 2017 was February 28, 2020. On that date, performance-based shares earned pursuant to the 2017 awards vested as follows: for Mr. Donahue – 80,987 shares with a value on December 31, 2019 of $5,874,797; for Mr. Kelly – 16,960 shares with a value on December 31, 2019 of $1,230,279; for Mr. Gifford – 20,712 shares with a value on December 31, 2019 of $1,502,448; for Mr. Novaes – 14,718 shares with a value on December 31, 2019 of $1,067,644; and for Mr. Bourque – 8,699 shares with a value on December 31, 2019 of $631,025. For further information relating to performance-based share vesting, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.” Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal. Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goals. TSR performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.” ROIC performance-based shares vest upon a “change in control” of the Company based upon the ROIC of the Company compared to that of the ROIC target through the date of the “change in control.”

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Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2019 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2) ($)
Timothy Donahue			33,542	1,593,725
Thomas Kelly			6,918	329,053
Gerard Gifford	30,000	838,055	9,697	463,456
Djalma Novaes			5,905	281,279
Robert Bourque			3,277	159,101

(1)	Amounts in this column are time-based restricted stock that vested in 2019. 100% of the performance-based restricted stock that was to vest in 2019 was forfeited. For further information relating to the vesting of performance-based share awards, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”
(2)	The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the Company Common Stock at the date(s) of vesting.

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Pension Benefits

The following table shows the present value of estimated benefits payable upon retirement to the NEOs under the Company’s U.S. Pension Plan, Senior Executive Retirement Plan and Restoration Plan, which are the defined-benefit pension plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
Timothy Donahue	Pension Plan SERP	29 29	1,072,602 14,938,924
Thomas Kelly	Pension Plan SERP	28 28	1,106,623 6,957,849
Gerard Gifford	Pension Plan SERP/Restoration Plan (6)	37 37	1,637,385 12,548,125
Djalma Novaes	Pension Plan SERP	9 20	360,578 4,513,148
Robert Bourque	Pension Plan SERP	26 26	678,957 2,892,332
(1)	The U.S. Pension Plan in which all NEOs participate is designed and administered to qualify under Section 401(a) of the Code. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”
(2)	The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings during the last 10 years of service (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years of service plus (iii) at the discretion of the Compensation Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits. In the case of Mr. Gifford, the SERP is also reduced by his benefits under the Company’s Restoration Plan. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”
(3)	Years of service are rounded to the nearest full year.
(4)	The calculation of the lump sum present value is based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note R, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Interest rates continue to be at historic lows which inflate the present value of such benefits. Future increases in interest rates could cause a significant reduction in the lump sum value of such benefits.
(5)	All of the benefits are vested with respect to the NEOs with exception of the SERP benefits for Mr. Bourque.
(6)	The annual supplemental retirement benefit for Mr. Gifford under the Restoration Plan is equal to the difference between (i) the annual benefit he would have accrued under the U.S. Pension Plan if his target bonus amount were included in compensation for purposes of calculating his benefit under such Plan and if certain statutory limitations on benefit accrual did not apply and (ii) the annual benefit he actually accrued under the U.S. Pension Plan.

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Employment Agreements and Potential Payments upon Termination

The Company has employment agreements with all of its NEOs. In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances. The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under his employment agreement, Mr. Donahue has agreed that, during his employment and for two years thereafter, he will not compete with the Company or solicit Company employees to terminate employment with the Company. All other NEOs are subject to a similar non-competition provision that is limited to a one-year post-employment period prior to a change in control and two years following a change in control.

Under the agreement for each of the NEOs, if the executive’s employment is terminated because of a voluntary termination or retirement, the Company will pay the executive his base salary through the date of termination or retirement, a pro-rated bonus payment and any vested retirement, incentive or other benefits. The pro-rated bonus payment is based on the actual bonus for all NEOs except for Mr. Gifford, whose pro-rated payment is based on his target bonus in the event of his voluntary termination or retirement. In the event of death, the compensation is identical to the above except that the pro-rated bonus payment is based on the actual bonus for Messrs. Donahue and Bourque, but on the target bonus for Messrs. Kelly, Gifford and Novaes. All payments will be made to the executive’s estate in the event of death. In the case of a termination of employment due to a disability, each of the NEOs other than Mr. Donahue will be entitled to his base salary through the date of disability, a pro-rated bonus payment and any vested retirement, incentive or other benefits, plus an annual disability benefit equal to 75% of his base salary. The pro-rated bonus payment is based on the target bonus for Messrs. Kelly, Gifford and Novaes and the actual bonus for Mr. Bourque. In the case of Mr. Donahue’s disability, he will be entitled to his base salary through the date of disability, an annual disability benefit equal to 100% of his base salary plus a bonus equal to the average annual bonus paid or payable to him for the three most recently completed years, and any vested retirement, incentive or other benefits. If the employment of any of the NEOs is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreement for Mr. Donahue, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 12-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive (i) a pro-rated actual bonus payment and (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his target bonus for the year of termination. Under the agreement for each of the other NEOs, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated actual (but, for Mr. Gifford, a pro-rated target) bonus payment and (iii) a lump-sum payment equal to the executive’s annual base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

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Under the agreement for each of the NEOs, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, during the 12-month period following a Change in Control, the Company will pay him (i) his base salary through the date of termination plus, (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination. On a Change in Control, all stock options and time-based restricted stock granted to the executive by the Company will become fully vested and, in the case of stock options, immediately exercisable. In addition, on a Change in Control, performance-based restricted stock will vest based upon the Company’s performance as compared to the applicable performance goals between the relevant grant date(s) and the date of the Change in Control. In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits. To the extent that the executive would be subject to the excise tax under Code Section 4999 on the amounts and benefits received on a Change in Control for purposes of Code Section 280G, either (i) such amounts and benefits will be reduced or delayed by the minimum amount necessary such that no portion of the amount or benefits is subject to the excise tax or (ii) the full amount and benefits shall be paid, whichever, after taking into account all applicable taxes, including the excise tax, results in the executive’s receipt, or an after-tax basis, of the greater amount and benefits.

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The following table provides estimates of the potential severance and other post-termination benefits each NEO would receive assuming his employment was terminated as of December 31, 2019.

Name	Benefit	Termination upon Retirement, Disability or Death (1) ($)	Resignation for Good Reason prior to a Change in Control ($)	Termination without Cause prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control (2) ($)
Timothy Donahue	Salary:		3,465,000	3,465,000	3,465,000
	Bonus:	1,711,710	5,869,710	5,869,710	6,626,249
	Accelerated Restricted Stock Vesting: (3)	5,772,516			21,627,003
	Total:	7,484,226	9,334,710	9,334,710	31,718,252
Thomas Kelly	Salary:			685,000	2,055,000
	Bonus:	676,780		676,780	2,744,052
	Accelerated Restricted Stock Vesting (3)	1,187,117			4,458,380
	Total:	1,863,897		1,361,780	9,257,432
Gerard Gifford	Salary:			715,000	2,145,000
	Bonus:	679,250		679,250	3,272,088
	Accelerated Restricted Stock Vesting: (3)	1,729,281			6,518,371
	Total:	2,408,531		1,394,250	11,935,459
Djalma Novaes	Salary:			575,000	1,725,000
	Bonus:	887,340		887,340	1,892,964
	Accelerated Restricted Stock Vesting: (3)	981,901			3,717,602
	Total:	1,869,241		1,462,340	7,335,566
Robert Bourque	Salary:			525,000	1,575,000
	Bonus:	632,940		632,940	1,964,414
	Accelerated Restricted Stock Vesting: (3)	791,702			2,911,320
	Total:	1,424,642		1,157,940	6,450,734

(1)	The bonus amounts in this column assume a retirement scenario. In death or disability scenarios, the amounts for some of the NEOs would be lower because, in these cases, bonus calculations are based on target, and not actual, bonus amounts.
(2)	In addition, as indicated in the Pension Benefits table, each of our NEOs is a participant in the Company’s SERP. Currently, the SERP benefits of Messrs. Donahue, Gifford, Kelly and Novaes are vested, and the SERP benefits of Mr. Bourque are unvested. However, under the terms of the SERP, in the event of a change in control, each NEO shall become 100% vested in his SERP benefit. In addition, as soon as administratively practicable but in no event more than 10 business days after a change in control, all benefits under the SERP will be paid to each NEO in a cash lump sum.
(3)	In the case of retirement with Committee approval, disability or death, the vesting of time-based restricted stock awards accelerates and the performance-based shares remain outstanding, subject to performance conditions until the performance period ends. Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured. On a Change in Control, all time-based restricted stock will become vested, and performance-based restricted stock will vest if the Company has achieved the performance goals between the grant date(s) and the date of the Change in Control. For termination after a Change in Control, the table assumes that the target level of performance share compensation will be achieved. For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note W, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

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Pay Ratio Disclosure

Federal law requires that we disclose the ratio of our CEO’s total compensation to the total compensation of our median employee (excluding the CEO). To determine this ratio we utilized our global workforce consisting of all U.S., non-U.S., full-time, part-time and temporary employees of the Company and its consolidated subsidiaries employed as of December 31, 2019. As the result of strong global growth together with the Signode (Transit Packaging) acquisition in 2018, approximately 79% of the Company’s employees now are located outside of the U.S. No assumptions, cost-of-living adjustments or other estimates with respect to compensation were made, except that the compensation was annualized for all full-time employees who began employment during 2019. The Company identified its median employee by using total compensation from the Company’s payroll records as of December 31, 2019. The Company’s median employee was based outside of the U.S. The median employee’s total compensation was calculated using the same methodology used to calculate the Total Compensation of the CEO as set forth in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. The median employee’s total compensation was $33,390, and the total compensation of the CEO was $14,010,690. Accordingly, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees of the Company, except the CEO, is 420:1.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, were the independent auditors for the most recently completed fiscal year. The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company’s financial statements for 2020. PricewaterhouseCoopers perform annual audits of the Company’s financial statements and assist the Company in the preparation of various tax returns around the world. A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Corporate Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2019 and December 31, 2018. The Company paid fees in the following categories:

(1) Audit Fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.

(2) Audit-Related Fees were for fees for due diligence in connection with mergers and acquisitions and other assurance-related services performed in connection with statutory requirements in various countries.

(3) Tax Compliance Fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.

(4) Tax Advisory Services Fees were for tax planning and advice.

(5) All Other Fees were for services rendered for assistance provided primarily to non-U.S. subsidiaries.

The amount of fees for each category in 2019 and 2018 are set forth below.

	2019	2018
Audit Fees	$10,148,000	$10,065,000
Audit-Related Fees	714,000	711,000
Tax Compliance Fees	388,000	426,000
Tax Advisory Services Fees	1,307,000	1,757,000
All Other Fees	40,000	71,000

All of the services described above were approved by the Audit Committee. The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors. The Audit Committee reviews each year the level of Audit and Audit-Related Fees in relation to all other fees paid to the independent auditors. In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees. The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by the Company’s independent auditors. In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter the Chair of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $250,000 per transaction and reports back any such approvals to the full Audit Committee. Pursuant to this authority, during 2019 the Chair reviewed and approved no such services.

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AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2019 and the Company’s system of internal controls and its effectiveness. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States. PricewaterhouseCoopers have informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2019.

The Audit Committee discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

This report is respectfully submitted on February 26, 2020 by the members of the Audit Committee.

Caesar Sweitzer, Chair
Andrea Funk
Rose Lee
Josef Müller
William Urkiel

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2020.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection. In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

The Board of Directors Recommends a Vote FOR the Ratification of the

Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, the Company will conduct a Shareholder vote on an advisory resolution to approve executive compensation, commonly referred to as a “Say-on-Pay” vote. The Company currently conducts advisory votes on executive compensation on an annual basis, and it expects to conduct the next advisory vote at the Company’s 2021 Annual Meeting of Shareholders.

The Board of Directors encourages Shareholders, in deciding whether to vote in favor of the advisory resolution below, to review the compensation-related elements of this Proxy Statement, including those in the Proxy Statement Summary, the CD&A and the tables and related narrative in the Executive Compensation section, for details regarding the Company’s executive compensation program and 2019 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company’s executive management with the long-term interests of Shareholders. To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive Shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2020 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation.

The Board of Directors Recommends a Vote FOR the

Approval of this Advisory Resolution on Executive Compensation.

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PROPOSAL 4: SHAREHOLDER PROPOSAL

The Company has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated that he holds at least 100 shares of stock in the Company, intends to submit the following proposal at the Annual Meeting. The Company is not responsible for the contents of this proposal. If the following proposal is properly presented at the Annual Meeting, the Board of Directors unanimously recommends a vote AGAINST the proposal.

SHAREHOLDER RESOLUTION:

Proposal 4 - Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived in the unlikely event that no independent director is available and willing to serve as Chairman.

It is an affront to shareholders for management to name a new non-independent Chairman, John Conway, not long after shareholders gave 40%-support to a 2019 shareholder proposal for an independent board Chairman. This 40%-support would have been a majority vote if management had been neutral on this topic. Plus we continue to have a weak Lead Director in William Little, at age 76 with no other board directorship to help bring new ideas and skills to the company.

Caterpillar and Wells Fargo are examples of companies changing course and naming an independent board chairman. Caterpillar had even opposed a shareholder proposal for an independent board chairman at its annual meeting before transitioning to an independent board Chairman.

Shareholder proposals such as this have taken a leadership role to improve the corporate governance rules of Crown Holdings. For instance after the submittal of shareholder proposals Crown Holdings did away with its poison pill (2012) and adopted shareholder proxy access (2016).

An independent chairman would have more incentive to refresh our board of directors. Beyond age 70 applied to 7 of our directors. Plus directors beyond age 70 controlled 12 of the 18 positions on our 3 most important board committees: The audit, executive pay and nomination committees. The key committees of the Board have an acute need for director refreshment. Meanwhile our geezer Nomination Committee had 6 members age 69 to 76.

Please vote yes:

Independent Board Chairman — Proposal 4

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THE COMPANY’S STATEMENT IN OPPOSITION TO PROPOSAL 4:

The Board has carefully considered this Shareholder proposal that is similar to the one made last year by the same proponent and believes that it is unnecessary and potentially detrimental to the Company and its Shareholders. Accordingly, the Board recommends a vote AGAINST Proposal 4 for the following reasons:

The Company has an Independent Chairman Under Applicable NYSE Rules.

John Conway, the Company’s non-executive Chairman of the Board, qualifies as an independent Director under the listing standards of the NYSE, as further described in “Corporate Governance” on p. 27.

The Company’s Strong Corporate Governance Practices Provide Effective Independent Board Oversight.

Eleven of the Company’s twelve Directors standing for election are independent under the listing standards of the NYSE and applicable SEC rules. All of the Directors on the Audit, Compensation and Nominating and Corporate Governance Committees are independent Directors.

In addition to an independent Chairman of the Board, the Company has a new Independent Lead Director, James Miller, elected by and from among the Company’s independent Directors. Our Corporate Governance Guidelines prescribe a strong role for the Independent Lead Director, who has significant authority with respect to the operation and functioning of the Board. As described in “Corporate Governance” on p. 27, the Independent Lead Director’s duties include the following:

•	presiding at all meetings of the Board in the Chairman of the Board’s absence;
•	presiding at all executive sessions of the Board’s independent Directors;
•	serving as a liaison between the Chairman of the Board and the Board’s independent Directors;
•	providing the Chairman of the Board with input on the agendas and schedules for meetings of the Board and its committees;
•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from senior management that is necessary for the independent Directors to effectively and responsibly perform their duties, including specifically requesting the inclusion of certain information in the materials provided for the Board by senior management when appropriate;
•	calling executive sessions of the Board’s independent Directors when appropriate;
•	being available for consultation with the Chief Executive Officer regarding the concerns of the other Directors;
•	being available for consultation with members of senior management regarding the concerns of any members of senior management;
•	being available for consultation and direct communication with shareholders and other interested parties when appropriate;

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•	interviewing Director candidates and making recommendations to the Nominating and Corporate Governance Committee and the Board;
•	leading the Board’s evaluation of the Chairman of the Board; and
•	serving a leading role in the Board’s annual self-assessment.

The independent Directors meet regularly in executive sessions with no members of the Company’s management present. The Directors use these executive sessions to discuss matters of concern as well as any matter they deem appropriate, including discussing the Company’s leadership structure and evaluating the Chairman, CEO and other members of senior management.

The Shareholder proposal should be viewed against the full array of these corporate governance practices, which the Board believes promote Board independence consistent with best practices. Mandating this change to the Company’s existing governance framework and leadership structure is unnecessary and disrupts the balanced approach reflected in the Company’s Corporate Governance Guidelines and existing practices.

The Proposal Disregards the Company’s 2019 Board Refreshment Efforts.

Shareholders defeated a similar Shareholder proposal made by the same proponent at last year’s Annual Meeting. Since then, the Company has appointed three new independent Directors, a new Independent Lead Director and two new committee Chairs. In addition, the Company has a long-standing mandatory retirement age policy for Directors to promote Board turnover. Pursuant to this policy, which applies to all Directors including the Chairman, two of the Company’s Directors, William G. Little and Hans J. Löliger, are not standing for reelection to the Board at the Annual Meeting. As a result of these efforts and this policy, since the date of last year’s proxy statement, the average tenure of independent Directors on the Board will have decreased by roughly a third to approximately 8 years, which is in line with the average independent Director tenure among companies in the S&P 500 (as per the 2019 Spencer Stuart Board Index). The average tenure of Directors on the Board is expected to further decrease over the course of the next few years as additional Directors reach the mandatory retirement age and as the Board’s refreshment efforts continue.

Flexibility in Board Leadership Structure is More Suitable for the Company than a Rigid and Proscriptive Approach.

In order to satisfy its fiduciary duties, the Board believes it is important to maintain the flexibility to establish a leadership structure that best serves the interests of the Company and its Shareholders as circumstances evolve. The Board believes the Company and its Shareholders benefit from this flexibility, as our Directors are well positioned to determine our leadership structure given their in-depth knowledge of our leadership team, our strategic goals and the opportunities and challenges we face, particularly at this point in time as the Company continues to expand globally; navigates and oversees the integration of its recently-acquired Transit Packaging business; and the Board continues its refreshment process.

The Shareholder proposal ignores the importance of maintaining this flexibility by mandating a “one-size-fits-all” prescribed form of Board leadership without the ability to take into account the position of the Company and the composition of its Board and management team in the future. The proposal will unnecessarily limit the Board’s options in applying the leadership structure it believes is in the best interests of the Company and its Shareholders at that time.

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The Company’s preferred flexible approach is consistent with the practice at other U.S. public companies. Most companies in the S&P 500 do not have a policy mandating an independent chair. While the Company has an independent Chairman of the Board, the 2019 Spencer Stuart Board Index found that approximately 66% of companies in the S&P 500 do not have an independent board chair.

For the reasons set forth above, the Board recommends that you vote “AGAINST” this proposal, and if the proposal is presented your proxy will be voted against this proposal unless you specify otherwise.

The Board of Directors Recommends a Vote AGAINST the Shareholder Proposal.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholder action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

ADAM J. DICKSTEIN
Corporate Secretary

Yardley, Pennsylvania 19067
March 16, 2020

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● You do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors Recommends a Vote FOR the Election of all Nominees.

1.	Election of	01	John W. Conway	05	Stephen J. Hagge	09	B. Craig Owens	□	Vote FOR	□	WITHHOLD Vote
	directors:	02	Timothy J. Donahue	06	Rose Lee	10	Caesar F. Sweitzer		all nominees		from all nominees
		03	Richard H. Fearon	07	James H. Miller	11	Jim L. Turner		(except as marked)
		04	Andrea J. Funk	08	Josef M. Müller	12	William S. Urkiel

Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.

The Board of Directors Recommends a Vote FOR Items 2 and 3.
2.	Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2020.	□	For	□	Against	□	Abstain
3.	Approval by advisory vote of the resolution on executive compensation as described in the Proxy Statement.	□	For	□	Against	□	Abstain
The Board of Directors Recommends a Vote AGAINST Item 4.
4.	To consider and act upon a Shareholder’s proposal requesting the Board of Directors to adopt a policy for an independent Board Chairman.	□	For	□	Against	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 3, and AGAINST ITEM 4.
Date
Address Change? Mark box, sign and indicate changes below: □

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.

The 2020 Annual Meeting of Shareholders will be held

on April 23, 2020 at 9:30 a.m. at:

Crown Holdings, Inc.

770 Township Line Road

Yardley, Pennsylvania

Copies of the following materials are available at

http://www.crowncork.com/investors/proxy-online

• the Proxy Statement relating to the Annual Meeting of Shareholders
• this Proxy Card
• the Annual Report to Shareholders

Crown Holdings, Inc. 770 Township Line Road Yardley, Pennsylvania 19067	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 23, 2020

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Timothy J. Donahue, Thomas A. Kelly and William T. Gallagher as Proxy Holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 3, 2020 at the Annual Meeting of Shareholders to be held at 770 Township Line Road, Yardley, Pennsylvania on April 23, 2020 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxy Holders, on any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Holders cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.